Filed Pursuant to Rule 424(b)(4)
Registration No. 333-181172

Prospectus

2,000,000 Shares

7.875% Series B Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 Per Share)

Monmouth Real Estate Investment Corporation is offering 2,000,000 shares of our 7.875% Series B Cumulative Redeemable Preferred Stock, which we refer to in this prospectus as the Series B Preferred Stock. We have granted the underwriters an option to purchase up to 300,000 additional shares of Series B Preferred Stock to cover overallotments, if any.

We intend to pay cumulative dividends on the Series B Preferred Stock from (and including) June 7, 2012, in the amount of $1.96875 per share each year, which is equivalent to 7.875% of the $25.00 liquidation preference per share. Dividends will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (or, if not a business day, then the next business day), beginning on September 17, 2012, to the holders of record on the applicable record date. The Series B Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless redeemed or otherwise repurchased. Except in limited circumstances relating to our qualification as a real estate investment trust for federal income tax purposes, or REIT, and as described in this prospectus, the Series B Preferred Stock is not redeemable prior to June 7, 2017. On and after June 7, 2017, we may at our option redeem any or all of the outstanding shares of Series B Preferred Stock, at a cash redemption price per share of $25.00 plus all accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date.

In addition, upon the occurrence of a Change of Control (as defined in this prospectus) or during any period of time (whether before or after June 7, 2017) that both (i) the Series B Preferred Stock is not listed on the New York Stock Exchange, or the NYSE, the NYSE Amex or the Nasdaq Stock Market, or the NASDAQ, or listed or quoted on a successor exchange or quotation system, and (ii) we are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, but any Series B Preferred Stock is outstanding, which we refer to in this prospectus as a Delisting Event, we may, subject to certain conditions and at our option, redeem the Series B Preferred Stock, in whole or in part, within 120 days after the date of the Change of Control or 90 days after the date of the Delisting Event, for a cash redemption price per share of Series B Preferred Stock equal to $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date.

Upon the occurrence of a Delisting Event or a Change of Control, each holder of Series B Preferred Stock will have the right (subject to our election to redeem the Series B Preferred Stock in whole or in part, as described above, prior to the applicable conversion date) to convert all or part of the shares of Series B Preferred Stock held by such holder on the applicable conversion date into a number of shares of our common stock, par value $0.01 per share, or common stock, per share of Series B Preferred Stock to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of $25.00 plus the amount of any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the applicable conversion date (unless the applicable conversion date is after a record date set for payment of a dividend on the Series B Preferred Stock and prior to the corresponding payment date for such dividend, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price (as defined in this prospectus); and
•	8.2021, or the Share Cap, subject to certain adjustments;

in each case, on the terms and subject to the conditions described in this prospectus, including provisions for the receipt, under specified circumstances, of alternative consideration as described in this prospectus.

Holders of the Series B Preferred Stock generally have no voting rights unless we fail to pay dividends for six or more quarterly periods, whether or not consecutive, and except in connection with certain amendments to our charter and other specified events. The Series B Preferred Stock will rank on a parity with our 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, or the Series A Preferred Stock, and senior to our common stock with respect to dividend rights and rights upon liquidation, dissolution or winding up.

No current market exists for the Series B Preferred Stock. We intend to apply to list the Series B Preferred Stock on the NYSE under the symbol “MNR-PRB.” We expect trading of the shares on the NYSE to commence within the 30-day period after the initial issuance of the Series B Preferred Stock.

There are restrictions on ownership of the Series B Preferred Stock intended to preserve our qualification as a REIT. See “Description of Stock — Restrictions on Ownership and Transfer.”

	Per share	Total
Public offering price	$25.0000	$50,000,000
Underwriting discounts	$0.7875	$1,575,000
Proceeds, before expenses, to us	$24.2125	$48,425,000

We have granted the underwriters the right to purchase up to 300,000 additional shares of the Series B Preferred Stock from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover overallotments, if any.

Investing in the Series B Preferred Stock involves risks. See “Risk Factors” beginning on page 7 of this prospectus. You should also read carefully the risk factors described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2011 and March 31, 2012, before investing in the Series B Preferred Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of the Series B Preferred Stock on or about June 7, 2012, only in book-entry form through the facilities of The Depositary Trust Company.

BMO Capital Markets

Sole Book-Running Manager

    Wunderlich Securities    •      BB&T Capital Markets

Co-Lead Managers

    CSCA    •      Crowell, Weedon & Co.    •      J.J.B. Hilliard, W.L. Lyons, LLC

Co-Managers

The date of this prospectus is May 31, 2012

You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized anyone to provide you with additional information or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of the Series B Preferred Stock only in jurisdictions where offers and sales are permitted.

You should assume that the information contained in or incorporated by reference into this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in the Series B Preferred Stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus, and the information incorporated by reference into this prospectus, including our audited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2011 and March 31, 2012. Except where the context suggests otherwise, the terms “our company,” “we,” “us” and “our” refer to Monmouth Real Estate Investment Corporation, a Maryland corporation, together with its consolidated subsidiaries. Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters’ overallotment option.

Our Company

Monmouth Real Estate Investment Corporation is a Maryland corporation that has elected to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, for federal income tax purposes. Our predecessor completed its initial public offering in December 1968.

Currently, we seek to invest in well-located, modern, industrial buildings leased to investment grade tenants pursuant to long-term net leases. We derive our income primarily from real estate rental operations. As of March 31, 2012, our property portfolio consisted of 70 rental properties, which included 69 industrial properties and one shopping center, located in 25 states and totaled approximately 8.3 million square feet. All of these properties are wholly-owned with the exception of two properties in New Jersey, in which we own a majority interest. All of our properties are leased on a net basis, except an industrial park in Monaca, Pennsylvania, and a shopping center located in Somerset, New Jersey. A concentration of our properties are leased to Federal Express Corporation, or FDX, or one of its subsidiaries, and as of March 31, 2012, approximately 3.5 million square feet, or approximately 42% of our property, was leased to FDX, or one of its subsidiaries. In addition, we invest in both debt and equity securities of other REITs. Our securities portfolio, to the extent not pledged to secure our borrowings, provides us with liquidity and additional income potential.

We allocate certain general and administrative expenses between us and UMH Properties, Inc., or UMH, a REIT which focuses its investments on manufactured home communities, based on use or services provided. We currently have 15 employees, some of whom also render services to UMH. Allocations of salaries and benefits of shared employees and certain overhead are made annually between us and UMH based on the amount of the employees’ time dedicated to each company, and other expenses are allocated based upon usage by each company. These allocations are reviewed by our audit committee.

Shares of our common stock and our 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, trade on the New York Stock Exchange, or NYSE, under the trading symbols “MNR” and “MNR.PRA,” respectively.

Our principal executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, and our telephone number is (732) 577-9996. Our website can be accessed at www.mreic.com. Information contained on our website is not a part of this prospectus.

Recent Developments

We have entered into agreements to acquire two industrial properties in Texas and one industrial property in Oklahoma, subject to due diligence which we are currently conducting. The combined purchase price for these three properties will be approximately $32.0 million. We have made deposits of $900,000 on these acquisitions. Subject to the completion of satisfactory due diligence, we anticipate closing these three transactions during the second half of fiscal 2012 or the first half of fiscal 2013. The funds for all of these acquisitions are expected to come from our available line of credit, mortgages, other bank borrowings and proceeds from private or public placements of additional common or preferred stock. As of May 25, 2012, we had $11.5 million available under our line of credit. To the extent that funds or appropriate properties are not available, few or no acquisitions may be made.

The Offering

Issuer
Monmouth Real Estate Investment Corporation, a Maryland corporation.
Securities Offered
2,000,000 shares (2,300,000 shares if the underwriters’ overallotment option is exercised in full) of our 7.875% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share.
Dividend Rate and Payment Dates
A holder of the Series B Preferred Stock will be entitled to receive cumulative cash dividends at the fixed rate of $1.96875 per share each year, which is equivalent to 7.875% of the $25.00 liquidation preference per share, per year.
Dividends will be payable quarterly in arrears on the fifteenth day of March, June, September and December of each year (except that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid or set apart for payment on the next succeeding business day). Dividends will accumulate and be cumulative from, and including, the date of original issuance, which is expected to be June 7, 2012. The first dividend will be payable on September 17, 2012 in the amount of $0.459375 per share to the persons who are the holders of record of the Series B Preferred Stock at the close of business on the corresponding record date, which we expect will be August 15, 2012. Dividends on the Series B Preferred Stock will continue to accumulate even if any provision of law or our agreements prohibits the current payment of dividends, we do not have earnings or funds legally available to pay the dividends or we do not declare the dividends. See “Description of the Series B Preferred Stock — Dividends.”
Liquidation Preference
If we liquidate, dissolve or wind up, holders of the Series B Preferred Stock will be entitled to receive $25.00 per share plus an amount equal to any accumulated but unpaid dividends thereon (whether or not declared) to, but not including, the date of such payment, before any payment is made to the holders of our common stock. See “Description of the Series B Preferred Stock — Liquidation Preference.”
Optional Redemption
The Series B Preferred Stock is not redeemable by us prior to June 7, 2017, except pursuant to provisions of our charter relating to restrictions on ownership and transfer of our stock or in limited circumstances relating to the preservation of our qualification as a REIT for federal income tax purposes and as set forth under the heading “Special Optional Redemption” below. On and after June 7, 2017, we may, at our option, redeem the Series B Preferred Stock, in whole or in part, from time to time, for a cash redemption price per share equal to $25.00 plus all accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date.
Special Optional Redemption
Upon the occurrence of a Delisting Event (as defined below), we may, at our option and subject to certain conditions, redeem the Series B Preferred Stock, in whole or in part, within 90 days after the Delisting Event, for a cash redemption price per share of Series B Preferred Stock equal to $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared), to, but not including, the redemption date.
Upon the occurrence of a Change of Control (as defined below), we may, at our option and subject to certain conditions, redeem the Series B Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for a cash redemption price per share of Series B Preferred Stock equal to

$25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date.
A “Delisting Event” occurs when, after the original issuance of the Series B Preferred Stock, both (i) the Series B Preferred Stock is not listed on the NYSE, the NYSE Amex or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series B Preferred Stock is outstanding.
A “Change of Control” occurs when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of shares of our stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our stock entitled to vote generally in the election of directors (and such a person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE Amex or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the NASDAQ.

Shares of Series B Preferred Stock designated for redemption will not be eligible to be converted upon the occurrence of a Delisting Event or Change of Control as described below.
Conversion Rights
Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of the Series B Preferred Stock will have the right (unless, prior to the applicable conversion date, we provide notice of our election to redeem such shares of Series B Preferred Stock) to convert all or part of the shares of Series B Preferred Stock held by such holder on the applicable conversion date into a number of shares of common stock per share of Series B Preferred Stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of $25.00 plus the amount of any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the applicable conversion date (unless the applicable conversion date is after a record date set for payment of a dividend on the Series B Preferred Stock and on or prior to the corresponding dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price (as defined below); and

• 8.2021, or the Share Cap, subject to adjustments to the Share Cap for any splits, subdivisions or combinations of the common stock;
in each case, on the terms and subject to the conditions described in this prospectus, including provisions for the receipt, under specified circumstances, of alternative consideration as described in this prospectus. See “Description of the Series B Preferred Stock — Conversion Rights.”
The “Common Share Price” for any Change of Control will be (i) if the consideration to be received in the Change of Control by holders of shares of common stock is solely cash, the amount of cash consideration per share of common stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of common stock is other than solely cash, the average of the closing price per share of the common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control. The “Common Share Price” for any Delisting Event will be the average of the closing price per share of common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.
The consideration that may be received upon conversion of shares of Series B Preferred Stock in the event of a Delisting Event or a Change of Control may be subject to adjustment and the receipt of alternative consideration if, in connection with the Change of Control or Delisting Event, shares of common stock are converted into or exchanged for cash, securities or other property or assets (including any combination thereof), as more fully described under the caption “Description of the Series B Preferred Stock — Conversion Rights.”
If we provide proper notice of redemption of shares of Series B Preferred Stock, holders of shares of Series B Preferred Stock called for redemption will not have any right to convert such shares in connection with the Delisting Event or the Change of Control, as applicable, and any shares of Series B Preferred Stock subsequently selected for redemption that have been tendered for conversion will be redeemed on the related redemption date instead of converted on the applicable conversion date.
Except as provided above in connection with a Delisting Event or a Change of Control, or in connection with the restrictions on ownership and transfer of our stock contained in our charter, the Series B Preferred Stock is not convertible into or exchangeable for any other securities or property.
Notwithstanding any other provision of the Series B Preferred Stock, no holder of the Series B Preferred Stock will be entitled to convert such Series B Preferred Stock into shares of common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to exceed the restrictions on ownership and transfer of our stock contained in our charter. See “Description of Stock — Restrictions on Ownership and Transfer.”
No Maturity, Sinking Fund or Mandatory Redemption
The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series B Preferred Stock will remain outstanding indefinitely unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the Series B Preferred Stock have a conversion right, such holders decide to convert the Series B Preferred Stock.
Restriction on Ownership and Transfer
In order to ensure that we remain a qualified REIT, our charter provides that no person may own, or be deemed to own by virtue of the attribution rules of the Code, more than 9.8%, in value or in number of shares (whichever is more restrictive), of our outstanding stock (other than shares of our excess stock), subject to certain exceptions. In addition, no person may own, or be deemed to own, shares of our stock (other than shares of our excess stock) that would result in shares of our stock being owned by fewer than 100 persons, our being “closely held” within the meaning of Section 856 of the Code or our otherwise failing to qualify as a REIT under the Code. See “Description of Stock — Restrictions on Ownership and Transfer.”
Ranking
The Series B Preferred Stock will rank, as to dividend rights and rights upon liquidation, dissolution or winding up, (1) senior to our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below; (2) on a parity with the Series A Preferred Stock and with any class or series of equity securities classified by our board of directors in the future, the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to rights to payment of dividends and distribution of assets upon our liquidation, dissolution or winding up; (3) junior to any class or series of equity securities classified by our board of directors in the future, the terms of which specifically provide that such class or series ranks senior to the Series B Preferred Stock with respect to rights to payment of dividends and distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into common stock or preferred stock) and to the indebtedness of our existing subsidiaries and any future subsidiaries.
Further Issuances
We may classify and issue additional shares of Series B Preferred Stock ranking on a parity with the Series B Preferred Stock offered by this prospectus in all respects, so that such additional shares of Series B Preferred Stock will form a single series with the Series B Preferred Stock offered by this prospectus and will have the same terms.
Voting Rights
Holders of the Series B Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series B Preferred Stock for six or more quarterly periods (whether or not declared or consecutive), holders of the Series B Preferred Stock (voting separately as a class with all other classes and series of our preferred stock ranking on a parity with the Series B Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred, including the Series A Preferred Stock, and are exercisable) will have the exclusive power to elect two additional directors to serve on our board of directors until all accumulated and unpaid dividends on the Series B Preferred Stock and each such other class or series of preferred stock have been fully paid or declared and set apart for payment. In addition, we may not authorize or issue any class or series of equity securities ranking senior to the Series B Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior equity securities) or amend our charter (whether by merger, consolidation or otherwise) to materially and adversely change the terms of the Series B Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting separately as a class with all other similarly-affected classes and series of our preferred stock ranking on a parity with the Series B Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred and are exercisable. See “Description of the Series B Preferred Stock — Voting Rights.”

Information Rights
During any period during which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series B Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were an “accelerated filer” within the meaning of the Exchange Act, and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series B Preferred Stock.
Listing
No current market exists for the Series B Preferred Stock. We intend to apply to list the Series B Preferred Stock on the NYSE under the symbol “MNR-PRB.” We expect trading on the NYSE will commence within 30 days after the initial issuance of the Series B Preferred Stock. We cannot assure you that our listing application will be approved.
Form
The Series B Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, or DTC, except under limited circumstances.
Use of Proceeds
We intend to use the net proceeds from this offering to purchase properties in the ordinary course of our business and for general corporate purposes. See “Use of Proceeds.”
Risk Factors
You should read carefully the “Risk Factors” beginning on page 7 of this prospectus as well as the risk factors relating to our business that are incorporated by reference in this prospectus for certain considerations relevant to investing in the Series B Preferred Stock.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the six months ended March 31, 2012, and for each of the last five fiscal years.

	Six Months Ended March 31,	Year Ended September 30,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to combined fixed charges and preferred stock dividends	2.2x	1.6x	1.5x	1.0x	1.1x	1.3x

For the purpose of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization.

RISK FACTORS

An investment in the Series B Preferred Stock involves risks. In evaluating an investment in the Series B Preferred Stock, you should carefully consider the following risks, the risks described in our Annual Report on Form 10-K for the year ended September 30, 2011, and our Quarterly Reports for the quarterly periods ending December 31, 2011, and March 31, 2012, which are incorporated by reference into this prospectus, as well as the other information and data set forth in this prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to the Series B Preferred Stock. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations, prospects and our ability to make cash dividends to holders of the Series B Preferred Stock, which could cause you to lose all or a significant portion of your investment in the Series B Preferred Stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to This Offering

There is no established market for the Series B Preferred Stock, and the liquidity of the Series B Preferred Stock could be substantially affected by various factors.

The Series B Preferred Stock is a new issue of securities with no established trading market. We intend to apply to list the Series B Preferred Stock on the NYSE. We cannot assure you that our listing application will be approved by the NYSE. Even if approved for listing by the NYSE, an active trading market on the NYSE for the Series B Preferred Stock may not develop or last, in which case, the trading price of the Series B Preferred Stock could be adversely affected. If an active trading market does develop on the NYSE, the Series B Preferred Stock may trade at prices higher or lower than its initial offering price.

The liquidity of any market for the Series B Preferred Stock that may develop will depend on many factors, including:

•	prevailing interest rates;
•	the market for similar securities;
•	general economic conditions;
•	the number of holders of the Series B Preferred Stock;
•	the interests of securities dealers in making a market in the Series B Preferred Stock;
•	our financial condition, results of operations and prospects; and
•	the matters discussed in the prospectus under the captions “Risk Factors” and “Forward-Looking Statements.”

We have been advised by the underwriters that they intend to make a market in the Series B Preferred Stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

We may incur additional indebtedness, which may harm our financial position and cash flow and potentially impact our ability to pay dividends on the Series B Preferred Stock.

Our governing documents do not limit us from incurring additional indebtedness and other liabilities. As of March 31, 2012, we and our subsidiaries had outstanding approximately $17.3 million of unsecured indebtedness (exclusive of intercompany debt, trade payables, dividends payable, accrued expenses and other liabilities) and approximately $238.8 million of secured indebtedness. We may incur additional indebtedness and become more highly leveraged, which could harm our financial position and potentially limit our cash available to pay dividends. As a result, we may not have sufficient funds remaining to satisfy our dividend obligations relating to the Series B Preferred Stock if we incur additional indebtedness.

The Series B Preferred Stock is subordinate to our debt, and your interests could be diluted by the issuance of additional preferred stock, including additional Series B Preferred Stock, and by other transactions.

The Series B Preferred Stock is subordinate to all of our existing and future debt, including subordinated debt. As described below, our existing debt restricts, and our future debt may include restrictions on, our ability to pay dividends on our preferred stock, including the Series B Preferred Stock. The issuance of additional preferred stock on a parity with or senior to the Series B Preferred Stock would dilute the interests of the holders of the Series B Preferred Stock, and any issuance of preferred stock senior to the Series B Preferred Stock or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series B Preferred Stock. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock is required for us to authorize or issue shares of a class or series of preferred stock with rights to distributions or upon liquidation that are senior to the Series B Preferred Stock; however, the terms of the Series B Preferred Stock do not restrict our ability to incur additional indebtedness or issue shares of preferred stock on a parity with the Series B Preferred Stock. The Series B Preferred Stock does not contain any provision affording the holders of the Series B Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series B Preferred Stock, so long as (and subject to exception) the terms of the Series B Preferred Stock are not materially and adversely affected.

The market price of the Series B Preferred Stock could be substantially affected by various factors.

The market price of the Series B Preferred Stock will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series B Preferred Stock;
•	trading prices of common and preferred equity securities issued by REITs and other real estate companies;
•	the annual yield from distributions on the Series B Preferred Stock as compared to yields on other financial instruments;
•	general economic and financial market conditions;
•	government action or regulation;
•	the financial condition, performance and prospects of us and our competitors;
•	changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;
•	our issuance of additional preferred equity or debt securities; and
•	actual or anticipated variations in quarterly operating results of us and our competitors.

As a result of these and other factors, investors who purchase the Series B Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series B Preferred Stock, including decreases unrelated to our operating performance or prospects.

The Series B Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series B Preferred Stock. One or more rating agencies could, however, independently determine to issue a rating, which, if issued, could adversely affect the market price of the Series B Preferred Stock. In addition, we may elect in the future to obtain a rating of the Series B Preferred Stock, which could adversely impact the market price of the Series B Preferred Stock. Ratings reflect only the views of the rating agency or agencies issuing the ratings, and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in the judgment of its analysts circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Series B Preferred Stock.

As a holder of Series B Preferred Stock, you will have limited voting rights.

Your voting rights as a holder of Series B Preferred Stock will be limited. Our common stock is the only class of our securities that carries full voting rights. Voting rights for holders of the Series B Preferred Stock exist primarily with respect to the ability to elect two additional directors to our board of directors in the event that six quarterly dividends (whether or not consecutive) payable on the Series B Preferred Stock are in arrears and with respect to voting on amendments to our charter that materially and adversely affect the terms of the Series B Preferred Stock or create additional classes or series of our stock senior to the Series B Preferred Stock with respect to distributions or upon liquidation. Other than the limited circumstances described in this prospectus, holders of the Series B Preferred Stock will not have any voting rights. See “Description of the Series B Preferred Stock — Voting Rights.”

The change of control conversion feature may not adequately compensate you upon a change of control of our company, and the change of control conversion and redemption features of the Series B Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.

Upon a Change of Control, holders of the Series B Preferred Stock will have the right (subject to our redemption rights) to convert all or part of their Series B Preferred Stock into shares of common stock (or equivalent value of alternative consideration) and under these circumstances we will also have a special optional redemption right to redeem the Series B Preferred Stock. See “Description of the Series B Preferred Stock — Special Optional Redemption” and “— Conversion Rights.” Upon such a conversion, holders of Series B Preferred Stock will not be entitled to receive more than 8.2021 shares of common stock per share of Series B Preferred Stock. If the Common Share Price is less than $3.048 (which is approximately 30% of the per-share closing sale price of the common stock on May 31, 2012), subject to adjustment, holders will receive a maximum of 8.2021 shares of common stock per share of the Series B Preferred Stock, which may result in a holder receiving value that is less than the liquidation preference of its Series B Preferred Stock. In addition, those features of the Series B Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of shares of common stock and the Series B Preferred Stock with the opportunity to realize a premium over the then current market price or that holders may otherwise believe is in their best interests.

We may not be able to pay dividends regularly.

Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our subsidiaries. We may not be able to pay dividends on a regular quarterly basis in the future.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends on the Series B Preferred Stock is limited by the laws of Maryland. Under the Maryland General Corporation Law, or the MGCL, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities. Accordingly, we may not make a distribution on the Series B Preferred Stock if, after giving effect to the distribution, we may not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities.

If our leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we must, among other things, satisfy two gross income tests, under which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to our leases, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. We believe that our leases will be respected as true leases for federal income tax purposes. However, there can be no assurance that the Internal Revenue Service, or the IRS, will agree with this view. If the leases are not respected as true leases for federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs, and we would most likely lose our REIT status.

Failure to make required distributions would subject us to additional tax.

In order to qualify as a REIT, we must, among other requirements, distribute, each year, to our stockholders at least 90% of our taxable income, excluding net capital gains. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions (or deemed distributions) in any year are less than the sum of:

•	85% of our ordinary income for that year;
•	95% of our capital gain net earnings for that year; and
•	100% of our undistributed taxable income from prior years.

We intend to pay out our income to our stockholders in a manner intended to satisfy the distribution requirement. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax.

We may not have sufficient cash available from operations to pay distributions, and, therefore, distributions may be made from borrowings.

The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of cash available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, we may not have sufficient cash available from operations to pay distributions as required to maintain our status as a REIT. Therefore, we may need to borrow funds to make sufficient cash distributions in order to maintain our status as a REIT, which may cause us to incur additional interest expense as a result of an increase in borrowed funds for the purpose of paying distributions.

Disruptions in the financial markets could affect our ability to obtain financing on reasonable terms and have other adverse effects on us and the market price of the Series B Preferred Stock.

Over the last several years, the United States stock and credit markets have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks and debt securities to fluctuate substantially and the spreads on prospective debt financings to widen considerably. More recently, the financial crisis in Europe (which relates primarily to concerns that certain European countries may be unable to pay their national debt) has had a similar, although less pronounced, effect. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in certain cases have resulted in the unavailability of certain types of financing. Unrest in certain Middle Eastern countries and the resultant increase in petroleum prices have added to the uncertainty in the capital markets. Continued uncertainty in the stock and credit markets may negatively impact our ability to access additional financing at reasonable terms, which may negatively affect our ability to acquire properties and otherwise pursue our investment strategy. A prolonged downturn in the stock or credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our investment strategy accordingly. These types of events in the stock and credit markets may make it more difficult or costly for us to raise capital through the issuance of the common stock, preferred stock or debt securities. The potential disruptions in the financial markets may have a material adverse effect on the market value of the common stock and preferred stock, including the Series B Preferred Stock offered pursuant to this prospectus, and the return we receive on our properties and investments, as well as other unknown adverse effects on us or the economy in general.

If the common stock is delisted, your ability to transfer or sell your shares of the Series B Preferred Stock may be limited and the market value of the Series B Preferred Stock will likely be materially and adversely affected.

Other than in connection with a Change of Control, the Series B Preferred Stock does not contain provisions that are intended to protect you if the common stock is delisted from the NYSE. Since the Series B Preferred Stock has no stated maturity date, you may be forced to hold your shares of the Series B Preferred Stock and receive stated dividends on the Series B Preferred Stock when, as and if authorized by our board of directors and declared by us with no assurance as to ever receiving the liquidation value thereof. In addition, if the common stock is delisted from the NYSE, it is likely that the Series B Preferred Stock will be delisted from the NYSE as well. Accordingly, if the common stock is delisted from the NYSE, your ability to transfer or sell your shares of the Series B Preferred Stock may be limited and the market value of the Series B Preferred Stock will likely be materially and adversely affected.

Certain of our senior executive officers and other personnel also devote time to managing UMH, which may reduce the time they spend managing our company.

Certain of our officers and directors, and certain other employees, also serve as officers, directors or employees of UMH. These individuals’ responsibilities to our company and to UMH could reduce the amount of time they spend managing our company or create competition for the time and efforts of these individuals.

We issued shares of our common stock under our Registration Statement on Form S-3 for our Dividend Reinvestment and Stock Purchase Plan when we were not eligible to use Form S-3, which may result in claims for rescission and other damages.

Due to the late filing of a Form 8-K, we temporarily lost our eligibility to register securities on a Form S-3 on December 12, 2011. Despite this ineligibility, we issued approximately 859,000 shares of common stock under our Form S-3 registration statement for our Dividend Reinvestment and Stock Purchase Plan, or our DRIP, in December 2011, January 2012 and February 2012. The aggregate purchase price of these shares was approximately $7.4 million. We have discontinued issuances under this registration statement. The purchasers of the shares issued pursuant to our DRIP when we were not eligible to issue shares under our registration statement on Form S-3 could bring claims against us for rescission and other damages under federal or state securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipate,” “expect,” “believe,” “intend,” “plan,” “should,” “seek” or comparable terms, or the negative use of those words, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Prospectus Summary” and “Risk Factors,” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2011 and March 31, 2012, which are incorporated by reference into this prospectus. These and other risks, uncertainties and factors could cause our actual results to differ materially from those included in any forward-looking statements we make. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from our expectations include, among others:

•	the ability of our tenants to make payments under their respective leases, our reliance on certain major tenants and our ability to re-lease properties that are currently vacant or that become vacant;
•	our ability to obtain suitable tenants for our properties;
•	changes in real estate market conditions, economic conditions in the industrial sector and general economic conditions;
•	the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations and illiquidity of real estate investments;
•	our ability to sell properties at an attractive price;
•	our ability to repay debt financing obligations;
•	our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us;
•	the loss of any member of our management team;
•	our ability to comply with debt covenants;
•	our ability to integrate acquired properties and operations into existing operations;
•	continued availability of proceeds from our issuances of debt or equity securities;
•	the availability of other debt and equity financing alternatives;
•	market conditions affecting our debt and equity securities;
•	changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future;
•	our ability to implement successfully our selective acquisition strategy;
•	our ability to maintain internal controls and procedures to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;
•	changes in federal or state tax rules or regulations that could have adverse tax consequences;

•	declines in the market prices of our investment securities; and
•	our ability to qualify as a REIT for federal income tax purposes.

You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the Series B Preferred Stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $48.1 million, or approximately $55.4 million if the underwriters’ exercise their overallotment option in full.

We intend to use the net proceeds from this offering to purchase properties in the ordinary course of our business and for general corporate purposes. Until we use the net proceeds from this offering, they may be deposited in interest bearing cash accounts or invested in readily marketable, short-term securities (including money market accounts or other investments that may not be investment grade), which are consistent with maintaining our qualification as a REIT. These temporary investments are expected to provide a lower net return than we hope to achieve from our investments in properties.

MARKET PRICE OF OUR COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on the NYSE under the symbol “MNR.” The following table sets forth, for the periods indicated, the high and low sale prices in dollars on the NYSE for our common stock and the distributions we declared with respect to the periods indicated. You should read this table together with information contained in “Part II, Item 5” of our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which is incorporated herein by reference.

Fiscal 2012	High	Low	Distributions
First Quarter	$9.48	$7.51	$0.15
Second Quarter	$9.80	$8.93	$0.15
Third Quarter (through May 24, 2012)	$10.67	$9.29	—

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor.

We intend to make future regular quarterly distributions to holders of our common stock. However, any distributions we make in the future will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations, financial conditions, economic conditions, debt covenants, funding or margin requirements under credit facilities, repurchase agreements or other secured and unsecured borrowing agreements, applicable provisions of the MGCL and such other factors as our board of directors deems relevant.

Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, see “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2011 and March 31, 2012, which are incorporated by reference into this prospectus.

Although we currently do not intend to do so, to the extent that in respect of any calendar year, cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We will generally not be required to make distributions with respect to activities conducted through any domestic taxable REIT subsidiary, or TRS, that we form following the completion of this offering. For more information, see “Material United States Federal Income Tax Considerations — Taxation of the Company as a REIT — General.”

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. In addition, a portion of such distributions may be taxable stock dividends payable in our shares. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see “Material United States Federal Income Tax Considerations — Taxation of the Company as a REIT — General.”

CAPITALIZATION

The following table sets forth (1) our actual capitalization as of March 31, 2012 and (2) our capitalization as of March 31, 2012 on a pro forma basis to give effect to (A) the sale of the Series B Preferred Stock in this offering at an offering price of $25.00 per share after deducting underwriting discounts and estimated offering expenses payable by us. You should read this table together with “Use of Proceeds” and “Selected Financial Data,” included elsewhere in this prospectus, as well as our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2011 and March 31, 2012, which are incorporated by reference into this prospectus.

	March 31, 2012
	Actual	As Adjusted
	(In thousands, except per share data)
	(Unaudited)
Debt:
Notes payable, loans payable and Subordinated Convertible Debentures	$256,130	$256,130
Stockholders’ equity:
Series A Preferred stock, $0.01 par value per share, 2,139,750 shares authorized, issued and outstanding actual and as adjusted	53,494	53,494
Series B Preferred stock, $0.01 par value per share, no shares authorized, issued and outstanding, actual; 2,300,000 shares authorized and 2,000,000 shares issued and outstanding as adjusted(1)	—	50,000
Excess stock, $0.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding actual and as adjusted	—	—
Common stock, $0.01 par value per share, 70,000,000 shares authorized, 40,222,375 shares issued and outstanding actual; 67,700,000 shares authorized and 40,222,375 issued and outstanding as adjusted(2)	402	402
Additional paid-in capital	207,698	205,798
Accumulated other comprehensive income	4,597	4,597
Loans to officers, directors and key employees(3)	(394)	(394)
Total MREIC shareholders’ equity	265,797	313,897
Non-controlling interest	36	36
Total stockholders’ equity	265,833	313,933
Total capitalization	$521,963	$570,063

(1)	Excludes up to 300,000 shares of Series B Preferred Stock issuable by us upon exercise of the underwriters’ overallotment option.
(2)	Excludes 864,342 shares of common stock reserved for future issuance under the Monmouth Real Estate Investment Corporation 2007 Stock Option and Stock Award Plan.
(3)	Includes a loan made on April 30, 2002 to Mr. Eugene W. Landy, our President and Chief Executive Officer, which had a principal balance of approximately $394,000 on March 31, 2012, which was repaid in full on April 11, 2012.

SELECTED FINANCIAL DATA

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2011 and March 31, 2012, which are incorporated into this prospectus by reference.

The following table sets forth our selected financial and other information for the periods and as of the dates indicated.

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)
OPERATING DATA:
Rental and Reimbursement Revenue	$25,447,277	$24,125,740	$48,141,484	$45,212,822	$41,318,498	$39,148,259	$28,237,404
Gain (Loss) on Securities Transactions, net	4,997,715	3,808,525	5,238,203	2,609,149	(6,601,460)	(3,660,283)	156,723
Interest and Dividend Income	1,841,832	1,487,358	3,100,327	2,510,909	2,502,253	1,871,262	1,467,444
Total Expenses	14,221,774	13,350,129	26,371,825	24,156,744	21,338,477	20,494,612	15,217,382
Gain on Sale of Investment Property	—	—	—	—	—	6,790,616	4,634,564
Interest Expense	7,633,597	7,552,071	14,870,906	14,822,725	13,897,398	13,138,767	8,969,087
Income from Continuing Operations	13,653,736	8,519,423	15,237,283	11,353,411	1,983,416	3,725,859	5,699,804
Discontinued Operations	19,628	128,258	265,868	(138,159)	(176,532)	7,436,780	5,117,834
Net Income	13,673,364	8,647,681	15,503,151	11,215,252	1,806,884	11,162,639	10,842,340
Net Income (Loss) Applicable to MREIC’s Common Shareholders	11,586,445	6,560,718	11,338,979	8,486,301	(868,313)	8,501,551	8,947,885
Income from Continuing Operations Per Share
Basic	0.35	0.25	0.43	0.37	0.07	0.15	0.27
Diluted	0.35	0.25	0.43	0.37	0.07	0.15	0.27
Net Income (Loss) per Common Share
Basic	0.30	0.19	0.32	0.28	(0.03)	0.35	0.41
Diluted	0.30	0.19	0.32	0.28	(0.03)	0.35	0.41
BALANCE SHEET DATA:
Total Assets	$528,651,882	$474,004,709	$476,986,836	$454,118,797	$394,994,437	$389,077,597	$366,908,245
Real Estate Investments, Net	453,947,314	408,596,239	409,023,556	389,588,435	345,880,581	346,605,272	321,409,179
Mortgage Notes Payable	233,639,856	211,615,442	211,614,170	210,577,861	192,050,283	191,947,632	174,352,038
8% Subordinated Convertible Debentures	8,790,000	8,940,000	8,915,000	13,990,000	13,990,000	14,990,000	14,990,000
7.625% Series A Cumulative Redeemable Preferred Stock	53,493,750	53,493,750	53,493,750	33,062,500	33,062,500	33,062,500	33,062,500
Total Shareholders’ Equity	265,832,867	234,728,069	234,542,672	215,512,472	164,891,150	159,910,964	167,214,302
CASH FLOW DATA:
Net Cash Provided (Used) By:
Operating Activities	$15,920,253	$10,696,869	$22,126,819	$18,995,659	$19,591,455	$17,438,835	$13,224,299
Investing Activities	(43,439,002)	(14,394,033)	(30,247,168)	(55,701,769)	(11,655,914)	(39,831,002)	(25,526,868)
Financing Activities	32,698,198	4,315,501	7,682,604	37,439,775	(7,202,915)	16,345,092	21,668,476
OTHER INFORMATION:
Average Number of Common Shares Outstanding – Basic	38,631,103	34,315,313	35,083,457	30,371,217	24,981,427	24,131,497	21,050,803
Funds from Operations*	$17,842,029	$12,246,745	$22,876,729	$19,108,910	$9,152,310	$11,397,238	$11,606,920
Cash Dividends Per Common Share	0.30	0.30	0.60	0.60	0.60	0.60	0.60

*	Funds from operations (FFO), is defined as net income, excluding gains (or losses) from sales of depreciable assets, plus depreciation and amortization of intangible assets. FFO should be considered as a supplemental measure of operating performance used by REITs. We believe that FFO is helpful to investors as one of several measures of the performance of a REIT. FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis. The items excluded from FFO are significant components in understanding our financial performance.

FFO (1) does not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities; and (3) is not an alternative to cash flow as a measure of liquidity. FFO, as calculated by us, may not be comparable to similarly entitled measures reported by other REITs.

Our FFO is calculated as follows:

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009	2008	2007
Net Income	$13,673,364	$8,647,681	$15,503,151	$11,215,252	$1,806,884	$11,162,639	$10,792,936
Less: Net (Income) Loss to Noncontrolling Interest	(47,309)	(47,353)	(84,953)	(207,737)	(153,983)	(139,744)	24,702
Less: Preferred Dividend	(2,039,610)	(2,039,610)	(4,079,219)	(2,521,214)	(2,521,214)	(2,521,344)	(1,869,753)
Less: Gain on Sale of Investment Property(A)	—	—	—	—	—	(6,790,616)	(4,634,564)
Depreciation	5,615,773	5,087,287	10,312,807	9,282,829	8,553,869	7,892,129	6,302,512
Depreciation Related to Discontinued Operations	—	17,074	38,551	123,983	23,118	135,056	255,405
Amortization of Lease Intangible Asset	639,811	581,666	1,186,392	1,215,797	1,443,636	1,659,118	735,682
FFO	$17,842,029	$12,246,745	$22,876,729	$19,108,910	$9,152,310	$11,397,238	$11,606,920

(A)	Consists of the gain on sale of the Franklin, MA and Ramsey, NJ properties in 2008 and the gain on sale of the South Brunswick, NJ property in 2007. These gains are included in discontinued operations.

BUSINESS AND PROPERTIES

Overview

Monmouth Real Estate Investment Corporation is a Maryland corporation that has elected to qualify as a REIT under Sections 856 through 860 of the Code for federal income tax purposes. Our predecessor completed its initial public offering in December 1968.

Shares of our common stock and our 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, trade on the NYSE under the trading symbols “MNR” and “MNR.PRA,” respectively.

Business and Growth Strategies

Currently, we seek to invest in well-located, modern, industrial buildings leased to investment grade tenants pursuant to long-term net leases. We derive our income primarily from real estate rental operations. Our strategy is to obtain a favorable yield spread between the income from the net-leased industrial properties and cost of capital. In addition, management believes that investments in well-located industrial properties provide a potential for long-term capital appreciation. Although we seek to lease our properties to tenants who have investment-grade credit ratings, a concentration of our properties are leased to FDX and to FedEx Ground Package Systems, Inc., a wholly-owned subsidiary of FDX. FedEx Ground’s credit is not rated, but management believes that FedEx Ground’s credit quality is at least equal to that of FDX.

Competition

We compete with other investors in real estate for attractive investment opportunities. These investors include other “equity” REITs, limited partnerships, syndications and private investors, among others. Competition in the market areas in which we operate is significant and affects our ability to acquire or expand properties, occupancy levels, rental rates and operating expenses of certain properties. Management has built relationships with merchant builders that have historically provided us with investment opportunities that fit our investment policy.

Corporate Information

We allocate certain general and administrative expenses between us and UMH Properties, Inc., or UMH, a REIT which focuses its investments on manufactured home communities, based on use or services provided. We currently have 15 employees, some of whom also render services to UMH. Allocations of salaries and benefits of shared employees and certain overhead are made annually between us and UMH based on the amount of the employees’ time dedicated to each company, and other expenses are allocated based upon usage by each company. We share with UMH the following types of expenses:

•	salaries, benefits and related employment expenses;
•	rent and utilities;
•	office supplies and equipment; and
•	other miscellaneous expenses, such as service contracts for office equipment.

At the beginning of each calendar year, members of senior management of our company and UMH determine the relative amount of each expense item that will be allocated to each company. The amount of Eugene W. Landy’s salary, bonus, benefit and other employment expenses allocated to us is approved each year by our compensation committee. Salary, benefit and other employment expenses are allocated to each company based on the amount of time each other employee is estimated to work for the company, on the basis of historical practices and projected need. Other expenses are allocated based upon the usage by each company. The allocation is then reviewed by each company’s audit committee. If senior management feels it to be appropriate, based on actual events, the allocations are adjusted during the year. Reimbursement of these shared expenses is made on a monthly basis. There is no written agreement between us and UMH relating to this arrangement

Our principal executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, and our telephone number is (732) 577-9996. Our website can be accessed at www.mreic.com. Information contained on our website is not a part of this prospectus.

Our Portfolio

As of March 31, 2012, our property portfolio consisted of 70 rental properties, which included 69 industrial properties and one shopping center, located in 25 states, and totaled approximately 8.3 million square feet. All of these properties are wholly-owned with the exception of two properties in New Jersey, in which we own a majority interest. All of our properties are leased on a net basis, except an industrial park in Monaca, Pennsylvania, and a shopping center located in Somerset, New Jersey. A concentration of our properties are leased to Federal Express Corporation, or FDX, or one of its subsidiaries, and as of March 31, 2012, approximately 3.5 million square feet, or approximately 42% of our property, was leased to FDX or one of its subsidiaries.

The following table highlights certain information regarding our real estate portfolio:

	Six Months Ended March 31, 2012	Year Ended September 30,
Portfolio Information:		2011	2010
Number of Rental Properties	70	66	63
Total Square Footage	8,267,000	7,532,000	6,971,000
Occupancy Rate (at period end)	95%	97%	96%
Average Effective Annual Rent Per Occupied Square Foot	$5.58	$5.59	$5.81
Weighted Average Lease Expiration (years)	5.2	5.1	4.9

The following table summarizes certain information concerning our real estate investments by location as of March 31, 2012:

State	Number of Properties	Square Footage	Mortgage Balance on Property in State
Tennessee	3	898,915	$20,694,788
Florida	9	783,668	36,973,085
Illinois	7	720,416	18,718,455
Missouri	4	654,073	6,699,633
South Carolina	3	510,560	13,159,910
North Carolina	4	455,067	5,198,204
Texas	5	527,301	27,854,449
Pennsylvania	1	291,474	—
Georgia	3	307,660	11,049,173
Virginia	4	305,770	6,233,559
Arizona	1	288,211	5,611,604
Ohio	5	687,093	26,465,855
Michigan	2	265,371	13,533,647
Kansas	2	219,280	4,639,756
New York	3	230,381	5,703,176
Maryland	1	149,384	7,915,540
Wisconsin	1	139,564	1,703,180
Colorado	2	138,235	4,696,349
New Jersey	2	102,173	2,502,844
Nebraska	1	88,140	732,191
Mississippi	3	297,000	11,000,000
Minnesota	1	59,425	—
Alabama	1	56,698	1,583,587
Connecticut	1	54,812	970,871
Iowa	1	36,150	—
Total	70	8,266,821	$233,639,856

In fiscal 2012, 12 leases totaling 1,301,769 square feet, or approximately 16% of our total square footage, were originally scheduled to expire. As of March 31, 2012, we have extended the following 8 leases which had been scheduled to expire during fiscal 2012:

Property	Tenant	Square Footage	Former Average Rent Per Square Foot	Previous Lease Expiration	Renewal Average Rent Per Square Foot	New Lease Expiration	Renewal Term (years)
Ft Myers, FL	FedEx	87,500	$4.45	10/31/11	$4.61	10/31/14	3.0
Monroe, NC	HD Supply	160,000	3.71	10/31/11	3.65	10/31/16	5.0
Elgin, IL	Ryerson	89,052	6.90	1/31/12	5.68	1/31/17	5.0
Orangeburg, NY*	Keebler	50,400	7.00	2/28/12	7.00	2/28/14	2.0
Newington, CT*	Kellogg	54,812	6.54	2/29/12	6.54	2/28/14	2.0
Tolleson, AZ	Western Container	288,211	4.33	4/30/12	4.26	4/30/17	5.0
Edwardsville, KS	Carlisle Transportation Products	179,280	3.77	5/31/12	3.84	5/31/13	1.0
Kansas City, MO	Keebler	65,067	5.66	7/31/12	5.38	7/31/15	3.0
Total Weighted Average			$4.72		$4.59		3.6

*	The leases of these properties, originally scheduled to expire during fiscal 2012, have been extended twice, for two consecutive one-year extension terms.

Two leases totaling 174,892 square feet (or approximately 13% of the 2012 renewals) were not renewed. The two properties are a 68,385 square foot building in Tampa, Florida leased to Kellogg and a 106,507 square foot building in Winston Salem, North Carolina leased to FDX. Both of these leases expired December 31, 2011.

The following table summarizes our contractual lease expirations for the next ten years:

Fiscal Year	Property Count*	Square Footage	% of Total Square Footage	Annual Rent (as of March 31, 2012)	% of Total Annual Rent	Rent Per Square Foot Occupancy	Lease Exp. Term (years)	Undepreciated Cost (as of March 31, 2012)	Mortgage Balance (as of March 31, 2012)
2012	3	192,595	2.3%	$1,074,000	2.4%	$6.07	0.3	$10,168,466	$612,689
2013	12	970,488	11.7	4,790,000	10.9	4.94	1.0	55,279,904	23,526,275
2014	4	240,238	2.9	1,404,000	3.2	5.84	1.9	15,820,532	4,818,622
2015	6	781,901	9.5	4,082,000	9.3	5.22	3.0	44,796,469	21,061,072
2016	3	633,471	7.7	2,274,000	5.2	3.59	3.9	29,311,554	7,445,178
2017	14	1,702,690	20.6	10,644,000	24.2	6.25	5.0	131,225,877	57,291,432
2018	6	549,391	6.6	4,408,000	10.0	8.02	6.2	49,339,853	21,645,074
2019	7	1,100,231	13.3	6,761,000	15.4	6.15	7.1	78,973,676	38,420,800
2021	4	271,835	3.3	1,720,000	3.9	6.33	9.4	20,082,405	12,903,670
2022	4	769,015	9.3	4,061,000	9.2	5.28	6.9	47,734,076	32,522,331
2024	2	447,627	5.4	1,828,000	4.2	4.08	12.2	19,755,126	10,307,639
Various	2	334,247	4.0	969,000	2.2	4.00	1.5	4,273,792	—
Vacant	3	273,092	3.3	—	—	—	—	19,531,099	3,085,074
Total as of 3/31/12	70	8,266,821	100.0%	$44,015,000	100.0%	$5.58	5.2	$526,292,829	$233,639,856

*	All properties have a single tenant except our multi-tenant properties shown under Various, which have leases that range from month-to-month to expirations in 2018.

The following is a summary of our contractual obligations as of September 30, 2011:

Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Mortgage Notes Payable	$211,614,170	$20,104,107	$49,040,789	$52,908,224	$89,561,050
Debentures	8,915,000	—	3,770,000	5,145,000	—
Purchase of Property	35,719,000	35,719,000	—	—	—
Retirement Benefits	683,726	50,000	100,000	100,000	433,726
Total	$256,931,896	$55,873,107	$52,910,789	$58,153,224	$89,994,776

Mortgage notes payable represents the principal amounts outstanding by scheduled maturity. Interest is payable on these mortgages at fixed rates ranging from 5.22% to 8.48%, with a weighted average of 6.44%. The above table does not include our obligation under our line of credit and margin loans.

Debentures represent the repayment of the 8% Convertible Subordinated debentures of $3,770,000 due October 2013 (fiscal 2014) and $5,145,000 in April 2015.

Purchase of property represents the purchase price of four industrial properties under contract as of September 30, 2011. One acquisition for approximately $19.6 million was completed on October 11, 2011. A second was completed on October 18, 2011 for approximately $5 million. The third was completed on November 10, 2011 for approximately $6 million. The fourth was completed on December 20, 2011.

Retirement benefits represent post-retirement benefits that are unfunded and therefore will be paid from our assets. The liability is being accrued and expensed over the payment terms.

Recent Developments

We have entered into agreements to acquire two industrial properties in Texas and one industrial property in Oklahoma, subject to due diligence which we are currently conducting. The combined purchase price for these three properties will be approximately $32.0 million. We have made deposits of $900,000 on these acquisitions. Subject to satisfactory due diligence, we anticipate closing these three transactions during the second half of fiscal 2012 or the first half of fiscal 2013. The funds for these acquisitions are expected to come from our available line of credit, mortgages, other bank borrowings and proceeds from private or public placements of additional common or preferred stock. As of May 25, 2012, we had $11.5 million available under our line of credit.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are exposed to interest rate changes primarily as a result of our line of credit, margin loans and long-term debt used to maintain liquidity and fund capital expenditures and acquisitions of our real estate investment portfolio. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve our objectives, we borrow primarily at fixed rates.

The following table sets forth information as of March 31, 2012, concerning our long-term debt obligations, including principal payments by scheduled maturity, weighted average interest rates and estimated fair value:

Long – Term Debt: Fixed Rate	Fiscal	Carrying Value	Average Interest Rate	Fair Value
	2012	$101,834	8.48%
	2013	22,224,522	6.49%
	2014	3,381,634	6.24%
	2015	2,615,893	5.71%
	2016	20,888,736	6.90%
	Thereafter	184,427,237	6.09%
	Total	$233,639,856	6.20%	$244,261,080

We have $8,790,000 in 8% debentures outstanding as of March 31, 2012, with $3,770,000 due in October 2013 and $5,020,000 due in April 2015.

We also have a variable rate unsecured line of credit with Capital One, N.A., or our credit line, maturing in March 2013 of $20,000,000. As of March 31, 2012, the outstanding balance was $8,500,000. The interest rate on our credit line is based on LIBOR plus 200 basis points for the initial $15,000,000 of our credit line and LIBOR plus 250 basis points for the remaining $5,000,000. Interest is due monthly. The interest rate was 2.24% as of March 31, 2012.

Additionally, we obtain margin loans, secured by our marketable securities. The balance outstanding on the margin loan was $0 as of March 31, 2012. The interest rate on our margin account is the bank’s margin rate, which was 2.0% as of September 30, 2011 and 2010 and 2.0% as of March 31, 2012. The value of our marketable securities as of March 31, 2012 was $44,068,756.

We also invest in both debt and equity securities of other REITs and are primarily exposed to equity price risk from adverse changes in market rates and conditions. All securities in our investment portfolio are classified as available for sale and are carried at fair value.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without stockholder approval. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is in our best interests to do so. We intend to disclose any changes in our investment policies in periodic reports that we file or furnish under the Exchange Act. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

Our primary investment policy is to seek to invest in well-located, modern, industrial properties leased to investment-grade tenants on long-term net leases. Our strategy is to obtain a favorable yield spread between the income from the net-leased industrial properties and cost of capital.

We intend to engage in future investment activities in a manner that is consistent with the requirements applicable to REITs for federal income tax purposes. Our management team identifies and negotiates acquisition and other investment opportunities, subject to the approval of our board of directors.

We may enter into joint ventures from time to time, if we determine that doing so would be the most cost-effective and efficient means of investing or for other strategic purposes. Equity investments may be subject to existing mortgage financing and other indebtedness, or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. From time to time, we may make investments that support our objectives but do not provide current cash flow. We believe investments that do not generate current cash flow may be, in certain instances, consistent with achieving sustainable long-term growth for our stockholders.

We do not have any specific policy as to the amount or percentage of our assets that will be invested in any specific asset, other than our compliance with tax rules applicable to REITs. Additionally, no limits have been set on the concentration of investments in any one geographic location or industrial property. We currently anticipate that our real estate investments will continue to be concentrated in long-term, net-leased industrial properties. We anticipate that our real estate investments will continue to be diversified in terms of geographic market.

Investments in Real Estate Mortgages

While we emphasize equity real estate investments in well-located, modern industrial properties, leased to investment grade tenants pursuant to long-term net leases. We may selectively acquire loans secured by industrial properties or entities that own industrial properties to the extent that those investments are consistent with our qualification as a REIT. We do not intend to originate any secured or unsecured real estate loans or purchase any debt securities as a stand-alone, long-term investment, but, in limited circumstances, we may from time to time provide a short-term loan to an industrial property owner as a means of securing an acquisition opportunity. The mortgages in which we may invest may be first-lien mortgages or subordinate mortgages secured by industrial properties. The subordinated loans in which we may invest may include loans secured by a pledge of ownership interests in an entity owning an industrial property or group of industrial properties.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Although our primary investment policy is to seek to invest in well-located, modern, industrial buildings leased to investment grade tenants pursuant to long-term net leases, we invest in common and preferred equity securities and debt securities of other REITs. We acquire securities of other REITs where management believes that yields on such investments will exceed the risk-adjusted return on our target industrial properties, consistent with our REIT qualification requirements. We believe that this securities portfolio provides us with an attractive opportunity for liquidity and additional income potential and serves as a proxy for real estate when suitable acquisitions are not available. We may purchase securities on margin when the interest and dividend yields exceed our cost of capital, and we may use derivative instruments to mitigate interest rate risk. Under normal market conditions, we seek to limit the market value of the portfolio from time to time to approximately 10% of the greater of the total value of our assets or the total market value of our stock. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. We do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we would intend to divest such securities before any such registration would be required.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Dispositions

We do not currently intend to dispose of any of our properties, although we may do so in the future if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in our best interests.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2011 and March 31, 2012 and incorporated by reference herein.

Financings and Leverage Policy

We anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us or for other strategic purposes. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. We intend to use leverage prudently, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of tenants and future rental rates, with the ultimate objective of becoming an issuer of investment grade debt. Our charter and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur.

Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. Our board of directors may from time to time modify its views regarding the appropriate amount of debt financing in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2011 and March 31, 2012 and incorporated by reference herein.

Lending Policies

We have not made any loans to third parties, although we do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our qualification as a REIT and other applicable statutes and regulations.

Equity Capital Policies

To the extent that our board of directors determines to obtain additional capital, we may issue debt or equity securities, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods.

Existing stockholders will have no preemptive right to common or preferred stock in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue shares of common stock in connection with acquisitions of property.

We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock, preferred stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policy

We adopted a code of ethics that prohibits conflicts of interest between our officers, employees and directors on the one hand, and us on the other hand, except in compliance with the policy. Waivers of our code of ethics will be required to be disclosed in accordance with the NYSE and SEC requirements. In addition, we have adopted corporate governance guidelines to assist our board of directors in the exercise of its responsibilities and to serve our interests and those of our stockholders. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board of directors, and our board of directors or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;
•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares of stock owned of record or beneficially by the interested director or corporation, firm or other entity; or
•	the transaction or contract is fair and reasonable to us as of the time it is authorized, approved or ratified.

Policies with Respect to Other Activities

We have the authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. We may offer shares of our common stock, preferred stock or other debt or equity securities in exchange for cash, real estate assets or other investment targets, and to repurchase or otherwise re-acquire shares of our common stock, preferred stock or other debt or equity securities.

Our board of directors has the power, without further stockholder approval, to increase the number of authorized shares of our common stock or preferred stock and authorize us to issue additional shares of common stock or preferred stock, in one or more series, in any manner, and on the terms and for the consideration, it deems appropriate. See “Description of the Series B Preferred Stock” and “Description of Stock — Description of Common Stock.” We have not adopted a specific policy governing the issuance of senior securities at this time. However, any authorization or issuance of senior equity securities would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of preferred stock (voting separately). Any convertible debt securities that we may issue are not considered to be equity securities for these purposes. The Series B Preferred Stock will rank junior to all of our existing and future indebtedness.

We do not currently intend to underwrite securities for other issuers, although we may do so in the future if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in our best interests.

At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT.

Business Opportunities

Pursuant to Maryland law, each director is obligated to offer to us any business opportunity (with certain limited exceptions) that comes to such director in his or her capacity as a director and which we reasonably could be expected to have an interest in pursuing.

Reporting Policies

We make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC. See “Where You Can Find More Information” and “Incorporation by Reference.”

PRINCIPAL STOCKHOLDERS

The following tables set forth the beneficial ownership of (a) shares of our common stock and Series A Preferred Stock, as of May 1, 2012, by (i) each of our named executive officers, (ii) each of our directors and (iii) all of our executive officers and directors as a group and (b) shares of our common stock as of May 1, 2012 by each person known by us to be the beneficial owner of five percent or more of such shares.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock or Series A Preferred Stock subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days after the date of this prospectus, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the tables has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless context requires otherwise, references to “shares” are references to shares of our common stock. Unless otherwise indicated, the address of each named person is c/o Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1) Common Stock		Percentage of Shares Outstanding(2) Common Stock
Oakland Financial Corporation 34200 Mound Road Sterling Heights, Michigan 48310	3,282,347	(3)	8.16%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,956,927	(4)	7.35%
BlackRock Inc. 40 East 52nd Street New York, New York 10022	2,873,485	(5)	7.14%
FMR LLC (Fidelity) 82 Devonshire Street Boston, Massachusetts 02109	2,034,525	(6)	5.06%

	Amount and Nature of Beneficial Ownership(1)			Percentage of Shares Outstanding(2)
	Common		Series A	Common	Series A
			—		*
Anna T. Chew	359,927	(7)	—	*	*
Daniel D. Cronheim	86,247		—	*	*
Catherine B. Elflein	8,038		—	*	*
Neal Herstik	8,627		—	*	*
Matthew I. Hirsch	62,140		—	*	*
Eugene W. Landy	1,922,654	(8)	—	4.72%	*
Samuel A. Landy	271,242	(9)	—	*	*
Michael P. Landy	373,078	(10)	—	*	*
Allison Nagelberg	20,239	(11)	—	*	*
Scott Robinson	8,038	(12)	—	*	*
Eugene D. Rothenberg	84,228		—	*	*
Maureen E. Vecere	136,375	(13)	—	*	*
Stephen B. Wolgin	28,850	(14)	10,000	*	*
Directors and Officers as a group	3,379,683		10,000	8.18%	*

*	Less than 1%.
(1)	Except as indicated in the footnotes to these tables and pursuant to applicable community property laws, we believe that the persons named above have sole voting and investment power with respect to all shares listed.

(2)	Based on the number of shares outstanding on May 1, 2012, which was 40,236,875 shares of common stock and 2,139,750 shares of Series A Preferred Stock.
(3)	Based on Schedule 13D/A filed on May 5, 2011 with the SEC by Oakland Financial Corporation, or Oakland, Liberty Bell Agency, Inc., or Liberty Bell, and Cherokee Insurance Company, or Cherokee, as of April 30, 2011, Oakland owns 52,369, Liberty Bell owns 394,590, Cherokee owns 2,665,063, Erie Manufactured Home Properties, LLC, owns 86,531, Apache Ventures, LLC, owns 79,326, and Matthew T. Maroun owns 4,469. This filing with the SEC by Oakland indicates that Oakland shares voting and dispositive power with respect to those shares with Liberty Bell, Cherokee, Erie Manufactured Homes and Apache Ventures, LLC, all of which are wholly-owned subsidiaries of Oakland. Matthew T. Moroun is the Chairman of the Board and controlling stockholder of Oakland, Liberty Bell and Cherokee.
(4)	Based on Schedule 13G filed on February 10, 2012, with the SEC, Vanguard Group, Inc., as of December 31, 2011, owns 2,956,927 shares. This filing with the SEC by Vanguard Group, Inc., indicates that Vanguard has sole voting power with respect to 50,477 shares, sole dispositive power with respect to 2,906,450 shares, and shared dispositive power with respect to 50,477 shares.
(5)	Based on Schedule 13G/A filed on February 10, 2012, with the SEC, BlackRock Inc., as of December 31, 2011, owns 2,873,485 shares. This filing with the SEC by BlackRock Inc. indicates that BlackRock has sole voting and dispositive power with respect to those shares.
(6)	Based on Schedule 13G/A filed on February 14, 2012 with the SEC FMR LLC, as of December 31, 2011, owns 2,034,525 shares. This filing with the SEC by FMR LLC indicates that FMR LLC has sole voting power with respect to 0 shares, and sole dispositive power with respect to 2,034,525 shares.
(7)	Includes (a) 126,334 shares owned jointly with Ms. Chew’s husband; and (b) 20,493 shares held in the UMH 401(k) Plan. As a co-trustee of the UMH 401(k) Plan, Ms. Chew has shared voting power over the shares held by the UMH 401(k) Plan. She, however, disclaims beneficial ownership of all of the shares held by the UMH 401(k) Plan, except for the 20,493 shares held by the UMH 401(k) Plan for her benefit. Includes 213,100 shares issuable upon exercise of a Stock Option.
(8)	Includes (a) 150,913 shares owned by Mr. Landy’s wife; (b) 234,427 shares held in the E.W. Landy Profit Sharing Plan of which Mr. Landy is a trustee and has shared voting and dispositive power; (c) 192,294 shares held in the E.W. Landy Pension Plan over which Mr. Landy has shared voting and dispositive power; (d) 13,048 shares held in Landy Investments Ltd., over which Mr. Landy has shared voting and dispositive power; (e) 111,200 shares held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Landy has shared voting and dispositive power; (f) 24,828 shares in Juniper Plaza Associates; and (g) 19,152 shares held in Windsor Industrial Park Associates, over which Mr. Landy has shared voting and dispositive power. Includes 487,750 shares issuable upon the exercise of stock options. Excludes 65,000 shares issuable upon the exercise of a stock option, which stock option is not exercisable until January 3, 2013.
(9)	Includes (a) 20,788 shares owned by Mr. Landy’s wife; (b) 38,762 shares held in a custodial account for Mr. Landy’s minor child under the New Jersey Uniform Transfers to Minors Act with respect to which he disclaims any beneficial interest but he has sole dispositive and voting power; (c) 24,379 shares in the Samuel Landy Family Limited Partnership; and (d) 46,978 shares held in the UMH 401(k) Plan. As a co-trustee of the UMH 401(k) Plan, Mr. Landy has shared voting power over the shares held by the UMH 401(k) Plan. He, however, disclaims beneficial ownership of all of the shares held by the UMH 401(k) Plan, except for the 46,978 shares held by the UMH 401(k) Plan for his benefit.
(10)	Includes (a) 18,220 shares owned by Mr. Landy’s wife; and (b) 116,294 shares held in custodial accounts for Mr. Landy’s minor children under the New Jersey Uniform Transfer to Minors Act in which he disclaims any beneficial interest but has power to vote; and (c) 8,298 shares held in Mr. Landy’s 401(k) Plan. Includes 119,650 shares issuable upon the exercise of a stock option.
(11)	Includes 1,240 shares held in custodial accounts for Ms. Nagelberg’s minor children under the New Jersey Uniform Transfers to Minors Act with respect to which she disclaims any beneficial interest but she has sole dispositive and voting power.
(12)	Includes 5,000 shares issuable upon the exercise of a stock option.
(13)	Includes (a) 3,581 shares held in custodial accounts for Ms. Vecere’s minor children under the New Jersey Uniform Transfers to Minors Act with respect to which she disclaims any beneficial interest but she has sole dispositive and voting power, and (b) 241 shares held in Ms. Vecere’s 401(k) Plan. Includes 113,100 shares issuable upon the exercise of a stock option.
(14)	Includes (a) 1,957 shares owned by Mr. Wolgin’s wife, and (b) 373 shares held in custodial accounts for Mr. Wolgin’s minor children under the New Jersey Uniform Transfer to Minors Act in which he disclaims any beneficial interest but has the power to vote. Mr. Wolgin also owns 10,000 shares of the Series A Preferred Stock.

DESCRIPTION OF THE SERIES B PREFERRED STOCK

The following summary of the terms of the Series B Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, our charter, including the articles supplementary designating the Series B Preferred Stock, and our bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation by Reference.”

General

Our authorized stock consists of 77,139,750 shares, of which 70,000,000 shares are classified as common stock, par value $0.01 per share, or common stock, 5,000,000 shares are classified as excess stock, par value $0.01 per share, or excess stock, and 2,139,750 shares are classified as 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, or Series A Preferred Stock. Our board of directors has reclassified 2,300,000 of our authorized and unissued shares of common stock as shares of a series of preferred stock designated as 7.875% Series B Cumulative Redeemable Preferred Stock and fixed the terms of the Series B Preferred Stock as described below. Prior to completion of this offering, we will file articles supplementary reflecting this reclassification and setting forth the terms of the Series B Preferred Stock.

The registrar, transfer agent and distributions disbursing agent for the Series B Preferred Stock is American Stock Transfer & Trust Company.

Ranking

The Series B Preferred Stock will rank, with respect to rights to the payment of dividends, and the distribution of assets upon our liquidation, dissolution or winding up:

(1)	senior to all classes and series of our common stock and to all other equity securities issued by us other than equity securities referred to in (2) and (3) below;
(2)	on a parity with the Series A Preferred Stock and any class or series of equity securities classified by our board of directors in the future, the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to rights to payment of dividends and distribution of assets upon our liquidation, dissolution or winding up;
(3)	junior to any class or series of equity securities classified by our board of directors in the future, the terms of which specifically provide that such class or series ranks senior to the Series B Preferred Stock with respect to rights to payment of dividends and distribution of assets upon our liquidation, dissolution or winding up; and
(4)	effectively junior to all of our existing and future indebtedness (including indebtedness convertible to the common stock or preferred stock) and the indebtedness of our existing subsidiaries and any future subsidiaries.

Dividends

Holders of the Series B Preferred Stock will be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.96875 per share each year, which is equivalent to 7.875% of the $25.00 liquidation preference per share, per year. Dividends on the Series B Preferred Stock will accumulate daily and be cumulative from and including June 7, 2012, the date on which we first issue shares of Series B Preferred Stock. Dividends on the Series B Preferred Stock will be payable quarterly in arrears on the fifteenth day of March, June, September and December (each, a “dividend payment date”) to holders of record on the applicable record date; except that if any dividend payment date is not a business day, as defined in the articles supplementary, then the dividend which would otherwise have been payable on that dividend payment date may be paid or set aside for payment on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from that dividend payment date to the next succeeding business day. The first dividend payable on the Series B Preferred Stock will be payable on September 17, 2012 in the amount of $0.459375 per share, and that dividend will be paid to the persons who are the holders of record of the Series B Preferred Stock at the close of business on the corresponding record date, which we expect will be August 15, 2012.

Any dividend payable on the Series B Preferred Stock, including for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series B Preferred Stock as they appear in the transfer agent’s records at the close of business on the applicable record date, which will be the date that our board of directors designates as the record date for the payment of a dividend that is not more than 30 nor fewer than 10 days prior to the applicable dividend payment date.

Our board of directors will not authorize, and we will not pay or set apart for payment, any dividend on the Series B Preferred Stock at any time that:

•	the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, prohibit such authorization, payment or setting apart for payment;
•	the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, provide that such authorization, payment or setting apart for payment would constitute a breach of, or a default under, such agreement; or
•	the law restricts or prohibits the authorization, payment or setting apart for payment.

Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accumulate whether or not:

•	the terms and conditions of any law or any of our agreements, including any agreement relating to our indebtedness, prohibit the current payment of dividends on the Series B Preferred Stock;
•	we have earnings;
•	there are funds legally available for the payment of the dividends; or
•	the dividends are declared by us.

No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears, and holders of the Series B Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series B Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

Future distributions on our common stock and preferred stock, including the Series B Preferred Stock offered pursuant to this prospectus, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

We will not declare or pay or set aside for payment any dividends (other than a dividend paid in shares of common stock or any other class or series of our equity securities that ranks junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up) or declare or make any other distribution of cash or other property on our common stock or any other class or series of our equity securities that ranks junior to or on a parity with the Series B Preferred Stock as to dividends and other distributions (including the Series A Preferred Stock) or redeem, purchase or otherwise acquire for any consideration, or make any funds available for a sinking fund for the redemption of, any shares of common stock or any other class or series of our equity securities that ranks junior to or on a parity with the Series B Preferred Stock as to dividends and other distributions (except by conversion into or exchange for shares of common stock or any other class or series of our equity securities that ranks junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up and except for the redemption of our equity securities pursuant to the provisions of our charter relating to the restrictions upon ownership and transfer of our equity securities), unless we also have paid or declared and set aside for payment full cumulative dividends on the Series B Preferred Stock for all past dividend periods.

If we do not declare and either pay or set aside for payment full cumulative dividends on the Series B Preferred Stock and any other class or series of our equity securities that ranks on a parity, as to dividends, with the Series B Preferred Stock (including the Series A Preferred Stock), the amount which we have declared will be allocated pro rata to the holders of the Series B Preferred Stock and each such other class or series of our equity securities, so that the amount declared for each share of Series B Preferred Stock and for each share of such other class or series of our equity securities is proportionate to the accumulated and unpaid dividends on those shares.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Code) a portion, which we refer to as the Capital Gains Amount, of the dividends not in excess of our earnings and profits that are paid or made available for the year to the holders of all classes and series of our equity securities, or the Total Dividends, then the portion of the Capital Gains Amount that will be allocable to the holders of the Series B Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series B Preferred Stock for the year and the denominator of which will be the Total Dividends.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the then-outstanding shares of Series B Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our equity securities that we may issue ranking senior to the Series B Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share plus an amount equal to any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the date of payment, before any distribution or payment may be made to holders of common stock or any other class or series of our equity securities ranking, as to liquidation rights, junior to the Series B Preferred Stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all outstanding shares of each other class or series of our equity securities ranking on a parity with the Series B Preferred Stock in the distribution of assets (including the Series A Preferred Stock), then the holders of the Series B Preferred Stock and each such other class or series of our equity securities will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of the Series B Preferred Stock will be entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the first payment date of any such liquidating distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series B Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding up.

In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series B Preferred Stock will not be added to our total liabilities.

Optional Redemption

The Series B Preferred Stock is not redeemable by us prior to June 7, 2017, except under the circumstances described in the next paragraph below, pursuant to the provisions of our charter relating to restrictions on ownership and transfer of our stock and under the circumstances described under “— Special Optional Redemption.”

We may redeem any or all of the outstanding shares of Series B Preferred Stock at any time, whether before or after June 7, 2017, for a cash redemption price per share equal to $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series B Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price), without interest, upon the giving of notice, as provided below, if our board of directors determines that such redemption is necessary to preserve our status as a REIT for federal income tax purposes.

On and after June 7, 2017, we will have the option to redeem the Series B Preferred Stock, in whole or in part, from time to time, for a cash redemption price per share equal to $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series B Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price), without interest, upon the giving of notice, as provided below.

Special Optional Redemption

During any period of time (whether before or after June 7, 2017) that both (i) the Series B Preferred Stock is not listed on the NYSE, the NYSE Amex or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any shares of Series B Preferred Stock are outstanding (which we refer to collectively as a Delisting Event), we will have the option to redeem the Series B Preferred Stock, in whole or in part, within 90 days after the date of the Delisting Event, for a cash redemption price per share equal to $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series B Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price), upon the giving of notice, as provided below.

Upon the occurrence of a Change of Control (as defined below), we will have the option to redeem the Series B Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, for a cash redemption price per share equal to $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series B Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price), upon the giving of notice, as provided below.

A “Change of Control” occurs when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of shares of our stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our stock entitled to vote generally in the election of directors (and such a person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•	following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE Amex or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the NASDAQ.

If, prior to the date fixed for conversion of Series B Preferred Stock in connection with a Delisting Event or Change of Control, as described more fully below, we provide notice of redemption of shares of Series B Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption rights), holders of such shares of Series B Preferred Stock will not be entitled to convert their shares as described below under “— Conversion Rights.”

Procedures for Redemption

If you are a record holder of Series B Preferred Stock, we will mail to your address, as shown on our share transfer books, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date and prior to the date fixed for conversion as described under “— Conversion Rights” below. In addition to any information required by law or the rules of any exchange on which the Series B Preferred Stock is listed or quoted, each notice must state the following:

•	the date fixed for redemption, or the redemption date;
•	the redemption price;
•	the total number of shares of Series B Preferred Stock to be redeemed (and, if fewer than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder);
•	the place or places where the shares of Series B Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents we require in connection with such redemption;
•	if the Series B Preferred Stock is being redeemed pursuant to our special optional redemption right, that the Series B Preferred Stock is being redeemed in connection with the occurrence of a Delisting Event or a Change of Control, as applicable, and if in connection with the occurrence of a Change of Control, a brief description of the transaction or transactions constituting such Change of Control;

•	if a Delisting Event or Change of Control has occurred, that holders of the shares of Series B Preferred Stock to which the notice relates will not be able to tender such shares for conversion in connection with the Delisting Event or Change of Control, as applicable, and each share Series B Preferred Stock tendered for conversion that is selected, prior to the date fixed for such conversion, for redemption will be redeemed on the related redemption date instead of converted on the applicable conversion date; and
•	that dividends on the shares of Series B Preferred Stock designated for redemption will cease to accumulate on the redemption date.

A failure to give such notice or any defect in the notice or in its mailing will not affect the sufficiency of notice or validity of the proceedings for redemption of shares of Series B Preferred Stock called for redemption except as to the holder to whom notice was defective or not given. A redemption notice that has been mailed in the manner provided above will be presumed to be given on the date it is mailed whether or not the stockholder receives the redemption notice. The redemption price of the shares of Series B Preferred Stock to be redeemed will then be paid to or on the order of the person whose name appears in our stock ledger as the record owner of such shares.

If we have given a notice of redemption, we have set aside sufficient funds for the redemption of the shares of Series B Preferred Stock called for redemption and we have given irrevocable instructions to pay the redemption price and all accumulated and unpaid dividends, then, from and after the redemption date:

•	all dividends on the shares of Series B Preferred Stock designated for redemption in the notice will cease to accumulate;
•	all rights of the holders of the shares of Series B Preferred Stock designated for redemption will cease and terminate, except the right to receive the redemption price (including any accumulated and unpaid dividends up to, but not including, the redemption date), without interest;
•	the shares of Series B Preferred Stock designated for redemption may not thereafter be transferred except with our consent; and
•	the shares of Series B Preferred Stock designated for redemption will not be outstanding for any purpose whatsoever.

The holders of shares of Series B Preferred Stock as of the close of business on a record date fixed for the payment of a dividend on the Series B Preferred Stock will be entitled to receive such dividend on the corresponding payment date, notwithstanding the redemption of the Series B Preferred Stock between such record date and the corresponding payment date.

If less than all of the outstanding Series B Preferred Stock is to be redeemed, the shares to be redeemed will be determined pro rata, by lot or in such other equitable manner prescribed by our board of directors that will not result in a violation of the restrictions on ownership and transfer of our stock contained in our charter. If the redemption is to be by lot, and if as a result of the redemption any holder of Series B Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our issued and outstanding equity securities (which includes the Series B Preferred Stock but does not include any shares of excess stock), then, except in certain instances, we will redeem the requisite number of shares of Series B Preferred Stock of that holder such that the holder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our issued and outstanding equity securities.

Notwithstanding the foregoing, unless full cumulative dividends on all outstanding shares of Series B Preferred Stock have been or contemporaneously are paid or declared and a sum sufficient for the payment of the dividends has been set apart for payment for all past dividend periods, no shares of Series B Preferred Stock may be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and we will not purchase or otherwise acquire directly or indirectly any Series B Preferred Stock (except by exchange for our equity securities ranking as to dividend rights and liquidation preference junior to the Series B Preferred Stock). This requirement will not prevent our purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock or our redemption of shares of Series B Preferred Stock to preserve our status as a REIT or otherwise in connection with the restrictions on ownership and transfer of our stock set forth in our charter.

All shares of the Series B Preferred Stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of common stock, without designation as to series or class.

Conversion Rights

Upon the occurrence of a Delisting Event or a Change of Control, unless, prior to the date fixed for such conversion, we provide notice of redemption of such shares of Series B Preferred Stock as described above under “— Optional Redemption” or “— Special Optional Redemption,” then, unless holders of the Series B Preferred Stock will receive the Alternative Form Consideration as described below, each holder of Series B Preferred Stock will have the right to convert all or part of the Series B Preferred Stock held by such holder into a number of shares of common stock per share of Series B Preferred Stock to be so converted, or the Common Share Conversion Consideration, equal to the lesser of:

•	the quotient obtained, which we refer to as the Conversion Rate, by dividing (i) the sum of $25.00 plus the amount of any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the applicable date fixed for conversion (unless the applicable conversion date is after a record date set for the payment of a dividend on the Series B Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in this sum), by (ii) the Common Share Price (as defined below); and
•	8.2021, or the Share Cap, subject to certain adjustments described below.

The “Common Share Price” for any Change of Control will be (i) if the consideration to be received in the Change of Control by holders of shares of common stock is solely cash, the amount of cash consideration per share of common stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of common stock is other than solely cash, the average of the closing price per share of common stock on the NYSE for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control. The “Common Share Price” for any Delisting Event will be the average of the closing prices per share of common stock on the NYSE for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

The Share Cap will be subject to pro rata adjustments for any stock splits (including those effected pursuant to a common stock dividend), subdivisions or combinations with respect to our common stock as follows: the adjusted Share Cap as the result of such an event will be the number of shares of common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such event multiplied by (ii) a fraction, the numerator of which is the number of shares of common stock outstanding after giving effect to such event and the denominator of which is the number of shares of common stock outstanding immediately prior to such event.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of conversion rights in connection with a Change of Control and in respect of the Series B Preferred Stock initially offered hereby will not exceed 16,404,200 shares of common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to proportional increase to the extent the underwriters’ overallotment option to purchase additional shares of Series B Preferred Stock is exercised, not to exceed 18,864,830 shares of common stock in the aggregate (or equivalent Alternative Conversion Consideration, as applicable), or the Exchange Cap. The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional shares of Series B Preferred Stock are issued in the future.

In the case of a Delisting Event or Change of Control pursuant to, or in connection with, which shares of common stock will be converted into cash, securities or other property or assets (including any combination thereof), or the Alternative Form Consideration, a holder of shares of Series B Preferred Stock will receive upon conversion of a share of Series B Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of common stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Delisting Event or Change of Control.

If the holders of shares of common stock have the opportunity to elect the form of consideration to be received in connection with the Delisting Event or Change of Control, the form of consideration that holders of the Series B Preferred Stock will receive will be in the form of consideration elected by the holders of a plurality of the shares of common stock held by stockholders who participate in the election and will be subject to any limitations to which all holders of shares of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Delisting Event or Change of Control.

We will not issue fractional common shares upon the conversion of the Series B Preferred Stock. Instead, we will pay the cash value of any such fractional shares based on the Common Share Price.

Within 15 days following the occurrence of a Delisting Event or Change of Control, we will provide to holders of record of outstanding shares of Series B Preferred Stock, at the addresses for such holders shown on our share transfer books, a notice of the occurrence of the Delisting Event or Change of Control. This notice will state the following:

•	the events constituting the Delisting Event or Change of Control;
•	the date of the Delisting Event or Change of Control;
•	the last date on which the holders of shares of Series B Preferred Stock may exercise their conversion rights in connection with the Delisting Event or Change of Control, as applicable;
•	the method and period for calculating the Common Share Price;
•	the date fixed for conversion in connection with the Delisting Event or Change of Control, or the conversion date, which will be a business day fixed by our board of directors that is not fewer than 20 and not more than 35 days following the date of the notice;
•	that if, prior to the applicable conversion date, we provide notice of our election to redeem all or any portion of the shares of Series B Preferred Stock, holders of the Series B Preferred Stock will not be able to convert the shares of Series B Preferred Stock so called for redemption, and such shares of Series B Preferred Stock will be redeemed on the related redemption date, even if they have already been tendered for conversion in connection with the Delisting Event or Change of Control, as applicable;
•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock converted;
•	the name and address of the paying agent and the conversion agent; and
•	the procedures that the holders of shares of Series B Preferred Stock must follow to exercise their conversion rights in connection with the Delisting Event or Change of Control, as applicable.

A failure to give such notice or any defect in the notice or in its mailing will not affect the sufficiency of the notice or validity of the proceedings for conversion of shares of Series B Preferred Stock in connection with a Delisting Event or Change of Control, as applicable, except as to the holder to whom notice was defective or not given. A notice that has been mailed in the manner provided herein will be presumed to be given on the date it is mailed whether or not the stockholder receives such notice.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in such a notice, and post such a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of record of Series B Preferred Stock.

To exercise conversion rights in connection with a Delisting Event or Change of Control, as applicable, a holder of record of Series B Preferred Stock will be required to deliver, on or before the close of business on the applicable conversion date, the certificates, if any, representing any certificated shares of Series B Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents we reasonably require in connection with such conversion, to our conversion agent. The conversion notice must state:

•	the relevant conversion date; and
•	the number of shares of Series B Preferred Stock to be converted.

A holder of Series B Preferred Stock may withdraw any notice of exercise of such holder’s conversion rights in connection with a Delisting Event or Change of Control, as applicable, in whole or in part, by a written notice of withdrawal delivered to our conversion agent prior to the close of business on the business day prior to the applicable conversion date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series B Preferred Stock;

•	if certificated shares of Series B Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn certificated shares of Series B Preferred Stock; and
•	the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series B Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series B Preferred Stock as to which the holder’s conversion right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable form of consideration on the applicable conversion date unless, prior to the applicable conversion date, we provide notice of our election to redeem such shares of Series B Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption rights. If we elect to redeem shares of Series B Preferred Stock that would otherwise be converted into the applicable form of consideration on a conversion date, such shares of Series B Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price for such shares.

We will deliver amounts owing upon conversion no later than the third business day following the applicable conversion date.

In connection with the exercise of conversion rights in connection with any Delisting Event or Change of Control, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series B Preferred Stock into shares of common stock. Notwithstanding any other provision of the terms of the Series B Preferred Stock, no holder of the Series B Preferred Stock will be entitled to convert such Series B Preferred Stock into shares of common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to violate the restrictions on ownership and transfer of our stock contained in our charter. See “Description of Stock — Restrictions on Ownership and Transfer.”

The conversion and redemption features of the Series B Preferred Stock may make it more difficult for or discourage a party from taking over our company.

Except as provided above in connection with a Delisting Event or Change of Control, the Series B Preferred Stock is not convertible into or exchangeable for any other property or securities, except that the Series B Preferred Stock may be exchanged for shares of our excess stock pursuant to the provisions of our charter relating to restrictions on ownership and transfer of our stock. For further information regarding the restrictions on ownership and transfer of our stock and excess stock, see “Description of Stock — Restrictions on Ownership and Transfer.”

Voting Rights

Except as described below, holders of the Series B Preferred Stock will generally have no voting rights. On any matter in which the Series B Preferred Stock may vote (as expressly provided in our charter), each share of Series B Preferred Stock shall be entitled to cast one vote.

If dividends on the Series B Preferred Stock are in arrears, whether or not declared, for six or more quarterly dividend periods, whether or not these quarterly dividend periods are consecutive, the holders of the Series B Preferred Stock (voting separately as a class with all other classes and series of our preferred stock ranking on a parity with the Series B Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred, including the Series A Preferred Stock, and are exercisable, or voting preferred stock) will have the exclusive power to elect two additional directors to serve on our board of directors, at any special meeting of our stockholders called by us at the written request of the holders of record of at least 10% of the outstanding shares of the Series B Preferred Stock and any other class or series of voting preferred stock with which the holders of the Series B Preferred Stock are entitled to vote together as a single class in the election of such directors (unless such request is received fewer than 90 days before the date fixed for the next annual or special meeting of our stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting of our stockholders. The right of holders of the Series B Preferred Stock to vote in the election of such directors will terminate when all dividends accumulated on the outstanding shares of Series B Preferred Stock for all past dividend periods and the then-current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Unless the number of our directors has previously been increased pursuant to the terms of any class or series of voting preferred stock with which the holders of the Series B Preferred Stock are entitled to vote together as a single class in the election of such directors, the number of our directors will automatically increase by two at such time as holders of the Series B Preferred Stock become entitled to vote in the election of two additional directors. Unless shares of voting preferred stock remain outstanding and entitled to vote in the election of such directors, the term of office of such directors will terminate, and the number of our directors will automatically decrease by two, when all accumulated dividends on the Series B Preferred Stock for all past dividend periods and the then-current dividend period have been fully paid or declared and a sum sufficient for the cash payment thereof set aside for payment. If the right of holders of the Series B Preferred Stock to elect the two additional directors terminates after the record date for the determination of holders of shares of Series B Preferred Stock entitled to vote in any election of such directors but before the closing of the polls in such election, holders of the Series B Preferred Stock outstanding as of such record date will not be entitled to vote in such election of directors. The right of the holders of the Series B Preferred Stock to elect the additional directors will again vest if and whenever dividends are in arrears for six quarterly periods, as described above. In no event will the holders of the Series B Preferred Stock be entitled to nominate or elect an individual as a director, and no individual shall be qualified to be nominated for election or to serve as a director, if the individual’s service as a director would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of our stock is listed or quoted.

The additional directors will be elected by a plurality of the votes cast in the election of such directors, and each such director will serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies, or until such director’s term of office terminates as described above. Any director elected by the holders of the Series B Preferred Stock and any class or series of voting preferred stock may be removed, with or without cause, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock and all classes and series of voting preferred stock then entitled to vote in the election of such directors, together as a single class.

On each matter on which holders of the Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock will be entitled to one vote.

So long as any shares of Series B Preferred Stock are outstanding, the approval of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock (voting separately as a class with all other similarly-affected classes and series of our preferred stock ranking on a parity with the Series B Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred and are exercisable), is required:

•	to authorize, create or issue, or increase the authorized or issued amount of, any class or series of securities ranking senior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, the reclassification of any of our authorized stock into any such senior securities or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any such senior securities; or
•	except as described below, to amend, alter or repeal any provision of our charter, including the articles supplementary setting forth the terms of the Series B Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock.

The following actions will not materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock, and the holders of the Series B Preferred Stock will not be entitled to vote on:

•	any increase in the number of authorized or issued shares of common stock or preferred stock without further designation as to class or series, or the creation or issuance of any class or series of our stock ranking junior or on a parity with the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; or
•	any amendment, alteration or repeal of any provision of our charter, including the articles supplementary setting forth the terms of the Series B Preferred Stock, as a result of a merger, consolidation, transfer or conveyance of all or substantially all of our assets or other business combination, if (i) the Series B Preferred Stock (or the securities into which the Series B Preferred Stock has been converted in any successor person or entity to us) remains outstanding with the terms thereof unchanged in all material respects or is exchanged for securities of the successor person or entity with substantially identical rights (taking into account that, upon the occurrence of such an event, we may not be the surviving entity), or (ii) if the holders of the Series B Preferred Stock receive in connection with such event an amount of cash per share of Series B Preferred Stock equal to the liquidation preference of $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the date of such event (unless such date of such event is after a record date set for the payment of a dividend on the Series B Preferred Stock and prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in such sum).

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have duly redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption of all outstanding shares of Series B Preferred Stock.

No Maturity, Sinking Fund, Mandatory Redemption or Preemptive Rights

The Series B Preferred Stock has no stated maturity date, will not be subject to any sinking fund or mandatory redemption provisions and will have no preemptive rights to subscribe for any of our securities.

Ownership Limits and Restrictions on Transfer

To maintain our qualification as a REIT for federal income tax purposes, ownership by any person of our outstanding equity securities, including the Series B Preferred Stock, is restricted in our charter. All certificates representing shares of Series B Preferred Stock will include a legend regarding restrictions on transfer. For further information regarding restrictions on ownership and transfer of the Series B Preferred Stock, see “Description of Stock — Restrictions on Ownership and Transfer.”

Information Rights

During any period during which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series B Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were an “accelerated filer” within the meaning of the Exchange Act, and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series B Preferred Stock.

Stock Listing

We intend to apply to list the Series B Preferred Stock on the NYSE under the symbol “MNR-PRB.” We expect trading in the Series B Preferred Stock to commence within 30 days of the initial delivery of the Series B Preferred Stock to the underwriters.

Book-Entry Procedures

DTC will act as securities depositary for the Series B Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series B Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for shares of Series B Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the shares of Series B Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Series B Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series B Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or the Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series B Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the shares of Series B Preferred Stock on DTC’s records. You, as the actual owner of shares of Series B Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series B Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased shares of Series B Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series B Preferred Stock will be sent to Cede & Co. If less than all of the shares of Series B Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Series B Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series B Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts shares of Series B Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series B Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series B Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to shares of Series B Preferred Stock. In that event, we will print and deliver certificates in fully registered form for shares of Series B Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue shares of Series B Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series B Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

DESCRIPTION OF STOCK

The following summary of the terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, our charter and our bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation by Reference.”

General.  As of May 31, 2012, our authorized stock consists of 77,139,750 shares, classified as 70,000,000 shares of common stock, 5,000,000 shares of excess stock and 2,139,750 shares of Series A Preferred Stock. The excess stock is designed to protect our status as a REIT under the Code. See “— Restrictions on Ownership and Transfer.” Our board of directors has reclassified 2,300,000 of our authorized and unissued shares of common stock as shares of a series of preferred stock designated as “7.875% Series B Cumulative Redeemable Preferred Stock” and fixed the terms of the Series B Preferred Stock as described under “Description of the Series B Preferred Stock.” Prior to completion of this offering, we will file articles supplementary reflecting this reclassification and setting forth the terms of the Series B Preferred Stock. Upon the completion of this offering, our authorized stock will consist of 77,139,750 shares, classified as 67,700,000 shares of common stock, 5,000,000 shares of excess stock, 2,139,750 shares of Series A Preferred Stock and 2,300,000 shares of Series B Preferred Stock. As of May 31, 2012, 40,222,375 shares of common stock were issued and outstanding, no shares of excess stock were issued and outstanding and 2,139,750 shares of Series A Preferred Stock were issued and outstanding.

Under the MGCL and our charter, a majority of our entire board of directors has the power, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. Our board of directors is also authorized under the MGCL and our charter to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Before issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to restrictions in our charter on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.

Our management believes that the power to issue additional shares of stock and to classify or reclassify unissued shares of stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which shares of our stock may be listed or quoted. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer.  To qualify as a REIT under the Code, we must satisfy a number of statutory requirements, including a requirement that no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year. In addition, if we, or an actual or constructive owner of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Our charter prohibits any transfer of shares of our stock or any other change in our capital structure that would result in:

•	any person directly or indirectly acquiring beneficial ownership of more than 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of our stock (other than shares of excess stock);
•	outstanding shares of our stock (other than shares of excess stock) being constructively or beneficially owned by fewer than 100 persons;
•	our being “closely held” within the meaning of Section 856 of the Code; or
•	our otherwise failing to qualify as a REIT under the Code.

Our charter requires that any person who acquires or attempts to acquire shares of our stock (other than shares of excess stock) in violation of these restrictions, which we refer to as the ownership limits, give at least 15 days’ prior written notice to us. If any person attempts to transfer shares of our stock, or attempts to cause any other event to occur that would result in a violation of the ownership limits, then:

•	any proposed transfer will be void ab initio, the purported transferee of such shares will acquire no interest in the shares and the shares that were subject to the attempted transfer or other event will, effective as of the close of business on the business day before the date of the attempted transfer or other event, automatically, without action by us or any other person, be converted into and exchanged for an equal number of shares of excess stock;
•	we may redeem any shares of excess stock and, before the attempted transfer or other event that results in a conversion into and exchange for shares of excess stock, any shares of our stock of any other class or series that are attempted to be owned or transferred in violation of the ownership limits, at a price equal to the lesser of the price per share paid in the attempted transfer or other event that violated the ownership limits and the last reported sales price of shares of such class of our stock on the NYSE on the day we give notice of redemption or, if shares of such class of our stock are not then traded on the NYSE, the market price of such shares determined in accordance with our charter; and
•	our board of directors may take any action it deems advisable to refuse to give effect to, or to prevent, any such attempted transfer or other event.

Shares of excess stock will be held in book entry form in the name of a trustee appointed by us to hold the shares for the benefit of one or more charitable beneficiaries appointed by us and a beneficiary designated by the purported transferee, which we refer to as the designated beneficiary, whose ownership of the shares of our stock that were converted into and exchanged for shares of excess stock does not violate the ownership limits. The purported transferee may not receive consideration in exchange for designating the designated beneficiary in an amount that exceeds the price per share that the purported transferee paid for the shares of our stock converted into and exchanged for shares of excess stock or, if the purported transferee did not give value for such shares, the market price of the shares on the date of the purported transfer or other event resulting in the conversion and exchange. Any excess amounts received by the purported transferee as consideration for designating the designated beneficiary must be paid to the trustee for the benefit of the charitable beneficiary. Upon the written designation of a designated beneficiary and the waiver by us of our right to redeem the shares of excess stock, the trustee will transfer the shares of excess stock to the designated beneficiary and, upon such transfer, the shares of excess stock will automatically be converted into and exchanged for the same number and class of shares of our stock as were converted into and exchanged for such shares of excess stock. Shares of excess stock are not otherwise transferable. If the purported transferee attempts to transfer shares of our stock before discovering that the shares have been converted into and exchanged for shares of excess stock, the shares will be deemed to have been sold on behalf of the trust, and any amount received by the purported transferee in excess of what the purported transferee would have been entitled to receive as consideration for designating a designated beneficiary will be paid to the trustee on demand.

Holders of shares of excess stock are not entitled to vote on any matter submitted to a vote at a meeting of our stockholders. Upon the voluntary or involuntary liquidation, dissolution or winding up of the company, the trustee must distribute to the designated beneficiary any amounts received as a distribution on the shares of excess stock that do not exceed the price per share paid by the purported transferee in the transaction that created the violation or, if the purported transferee did not give value for such shares, the market price of the shares of our stock that were converted into and exchanged for shares of excess stock, on the date of the purported transfer or other event that resulted in such conversion and exchange. Any amount received upon the voluntary or involuntary liquidation, dissolution or winding up of the company not payable to the designated beneficiary, and any other dividends or distributions paid on shares of excess stock, will be distributed by the trustee to the charitable beneficiary.

Every holder of more than 5% of the number or value of outstanding shares of our stock must give written notice to us stating the name and address of such owner, the number of shares of stock beneficially or constructively owned and a description of the manner in which the shares are owned. Our board of directors may, in its sole and absolute discretion, exempt certain persons from the ownership limitations contained in our charter if ownership of shares of stock by such persons would not disqualify us as a REIT under the Code.

Description of Common Stock

Relationship of Common Stock and Preferred Stock.  The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of outstanding preferred stock and preferred stock that may be issued in the future. Our board of directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes. Both our preferred stock and our common stock are subject to certain restrictions on ownership and transfer designed to help us maintain our qualification as a REIT under the Code, which are described under “Description of Stock — Restrictions on Ownership and Transfer.”

Preferences, Sinking Fund Provisions and Preemptive Rights.  The shares of common stock will, when issued, be fully paid and nonassessable and will have no preferences, conversion, sinking fund, redemption rights (except with respect to shares of excess stock, described above) or preemptive rights to subscribe for any of our securities.

Voting Rights.  Subject to the provisions of our charter regarding restrictions on transfer and ownership of our stock and the terms of any other class or series of our stock, our common stockholders will have one vote per share on all matters submitted to a vote of the common stockholders, including the election of directors. Except as provided with respect to any other class or series of stock (including the Series A Preferred Stock and the Series B Preferred Stock), the holders of common stock will possess the exclusive voting power.

There is generally no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock generally can elect all of the directors then standing for election, and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided by the terms of any other class or series of our stock, including the Series A Preferred Stock and the Series B Preferred Stock.

Distributions.  Subject to any preferential rights granted to any class or series of our stock (including the Series A Preferred Stock and the Series B Preferred Stock), and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of our common stock will be entitled to receive dividends or other distributions if, as and when declared, by our board of directors out of funds legally available for dividends or other distributions to stockholders. Subject to the provisions in our charter regarding restrictions on ownership and transfer of our stock, all shares of our common stock have equal distribution rights. In the event of our liquidation, dissolution or winding up, after payment of any preferential amounts to any class of preferred stock which may be outstanding (including the Series A Preferred Stock and the Series B Preferred Stock) and after payment of, or adequate provision for, all of our known debts and liabilities, holders of our common stock and excess stock will be entitled to share ratably in all assets that we may legally distribute to our stockholders.

Description of Preferred Stock

7.625% Series A Cumulative Redeemable Preferred Stock.  We currently have outstanding 2,139,750 shares of Series A Preferred Stock. The Series A Preferred Stock is listed on the NYSE under the symbol “MNR PRA.” Dividends on outstanding shares of Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears at the rate of 7.625% per annum of its $25.00 liquidation preference, or $1.90625 per annum per share.

During any period of time that both (i) the Series A Preferred Stock is not listed on the NYSE, the AMEX or the NASDAQ and (ii) we are not subject to the reporting requirements of the Exchange Act, but any shares of Series A Preferred Stock are outstanding, the cumulative cash dividends payable on the Series A Preferred Stock will increase to a fixed rate of $2.15625 per share per year, which is equivalent to 8.625% of the $25.00 liquidation preference per share.

As of December 5, 2011, we have the right, but not the obligation, to redeem the Series A Preferred Stock for cash, in whole or, from time to time, in part, for a redemption price per share equal to $25.00 plus any accumulated and unpaid dividends (whether or not declared) to and including the redemption date.

Upon any liquidation, dissolution or winding up of our company, holders of Series A Preferred Stock will be entitled to receive $25.00 per share plus an amount equal to any accumulated but unpaid dividends (whether or not earned or declared) to the date of payment, before any payments or distributions are made to holders of our common stock or other junior securities.

Holders of the Series A Preferred Stock generally have no voting rights. However, if dividends on any outstanding Series A Preferred Stock have not been paid for six or more quarterly periods (whether or not declared or consecutive), holders of the Series A Preferred Stock (voting separately as a class with any other series of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable, including the Series B Preferred Stock) will have the exclusive right to elect two additional directors to our board of directors, to serve until all accumulated and unpaid dividends on the Series A Preferred Stock and each such other class or series of preferred stock have been fully paid or declared and set apart for payment. In addition, we may not authorize or issue any equity securities of any class or series ranking senior to the Series A Preferred Stock as to dividends or distributions upon liquidation (including securities convertible or exchangeable for any such senior securities) or amend our charter so as to make certain material and adverse changes to the terms of the Series A Preferred Stock without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a separate class.

The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities, except that the Series A Preferred Stock may be exchanged under certain circumstances for “excess stock.” The Series A Preferred Stock does not have a maturity date. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem it.

Stockholder Liability

Under Maryland law, holders of our stock will not be liable for our obligations solely as a result of their status as a stockholder.

Transfer Agent

The registrar and transfer agent for the common stock and the Series A Preferred Stock is American Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW
AND OUR CHARTER AND BYLAWS

The following description of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation by Reference.”

The Board of Directors.  Our board of directors is currently comprised of eleven directors. Our charter and bylaws provide that the board may alter the number of directors to a number not more than 15 or less than three. Our charter provides that the directors shall be divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the stockholders annually. Each director will serve for a three year term or until his or her successor is duly elected and has qualified. Holders of shares will have no right to cumulative voting in the election of directors.

Business Combinations.  Under the Maryland Business Combination Act, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or
•	an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the act, our charter exempts any business combination between us and UMH. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and UMH.

Control Share Acquisitions.  The provisions of the Maryland Control Share Acquisition Act provide that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of issued and outstanding control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the provisions of the Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that our board of directors will not eliminate this provision at any time in the future.

Unsolicited Takeovers Act.  Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a requirement that a special meeting of stockholders may occur if at least a majority of stockholders request such in writing.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) have a classified board, (b) require a two-thirds vote for the removal of any director from the board, (c) vest in the board the exclusive power to fix the number of directors and (d) require, unless called by our president, the chairman of the board or a majority of the board of directors, the request of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders. We have elected to be governed by the provision of Subtitle 8 providing that a vacancy on our board of directors may be filled only by the remaining directors, for the remainder of the full term of the class of directors in which the vacancy occurred.

Advance Notice of Director Nominations and New Business.  Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at an annual meeting may be made only (i) pursuant to the notice of the meeting, (ii) by our board of directors or (iii) by one of our stockholders who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of our stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting of our stockholders may be made only (i) pursuant to the notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Meetings of Stockholders.  Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors or by the president and must be called by the secretary upon the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

Amendment of Charter and Bylaws.  Our charter generally may be amended only upon approval of the board of directors and the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Under the MGCL, certain charter amendments may be effected by the board of directors, without stockholder approval, such as an amendment changing the name of the corporation or an amendment increasing or decreasing the number of authorized shares of our stock. Our bylaws may be amended only by vote of a majority of the board of directors.

Dissolution.  Our dissolution must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter.

Removal of Directors.  Our charter provides that a director may be removed only for cause, as defined in the charter, and only by the affirmative vote of stockholders entitled to cast not less than two-thirds of the votes entitled to be cast in the election of directors, generally. This provision, when coupled with the subtitle 8 election vesting in our board of directors the sole power to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and from filling the vacancies created by the removal with their own nominees.

Indemnification and Limitations on Liability.  We are incorporated under the laws of the State of Maryland. The MGCL permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, but not for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter requires us, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to our directors and officers, whether serving us or at our request any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as directors or officers of us. Our charter authorizes us to provide the same indemnification and advancement of expenses to our employees and agents.

We have entered into indemnification agreements with our directors and executive officers which generally provide that we are required to indemnify any director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened, pending or completed action, suit or proceeding in which the director or officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or officer was acting in his or her capacity as a director or officer of us; and (ii) any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introductory Notes

The following is a description of the material Federal income tax considerations for a holder of the Series B Preferred Stock. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective holder of Series B Preferred Stock in light of his or her particular circumstances or to stockholders (including insurance companies, tax exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

Venable LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable Federal income tax law, is correct in all material respects and fairly summarizes in all material respects the Federal income tax laws referred to herein. This opinion is limited to this discussion under the heading “Material United States Federal Income Tax Considerations” and is filed as an exhibit to the registration statement, of which this prospectus is a part. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of the Series B Preferred Stock to any particular holder. The opinion, and the information in this section, is based on the Code; current, temporary and proposed Treasury Regulations; the legislative history of the Code; current administrative interpretations and practices of the IRS; and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the IRS or will be sustained by a court if so challenged.

The U.S. Federal income tax treatment of holders of the Series B Preferred Stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. Federal income tax law for which no clear precedent or authority may be available. Each prospective purchaser is advised to consult his or her own tax advisor, regarding the specific tax consequences to him or her of the acquisition, ownership and sale of the Series B Preferred Stock and our election to be taxed as a REIT, including the Federal, state, local, foreign, and other tax consequences of such acquisition, ownership, sale, and election and of potential changes in applicable tax laws.

Taxation of the Company as a REIT

General.  We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year which ended September 30, 1968. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since our inception, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See “Failure to Qualify” below.

The following is a general summary of the material Code provisions that govern the Federal income tax treatment of a REIT and its security holders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the Treasury Regulations, and administrative and judicial interpretations thereof.

Venable LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended September 30, 2008 through September 30, 2011, and that our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending September 30, 2012 and thereafter. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Venable LLP as to factual matters relating to our organization and operation. Since qualification as a REIT requires us to satisfy certain income and asset tests throughout the fiscal year ending September 30, 2012, Venable LLP’s opinion is based upon assumptions and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the Federal securities laws.

Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Venable LLP will not review our operating results on an ongoing basis. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have satisfied all of the tests for REIT qualification or will continue to do so.

If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation.

Notwithstanding our REIT election, however, we will be subject to Federal income tax in the following circumstances.

First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level.

Second, under certain circumstances, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments.

Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions.

Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax in an amount equal to the greater of the amount by which we fail to satisfy the 75% or 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

Sixth, if we should fail to satisfy any of the asset tests (as discussed below) for a particular quarter and do not qualify for certain de minimis exceptions but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by certain disqualified assets for a specified period of time.

Seventh, if we fail to satisfy REIT requirements other than the income or asset tests but nonetheless maintain our qualification because certain other requirements are met, we must pay a penalty of $50,000 for each such failure.

Eighth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See “Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed and curtain retained amounts.

Ninth, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then, to the extent of such property’s built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. Tenth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a TRS) if arrangements among us, our tenants and a TRS were not comparable to similar arrangements among unrelated parties.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association that meets the following requirements:

1.	is managed by one or more trustees or directors;
2.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
3.	would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;
4.	is neither a financial institution nor an insurance company subject to certain provisions of the Code;
5.	the beneficial ownership of which is held by 100 or more persons;
6.	not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules;
7.	that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked; and
8.	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our stock intended to assist in continuing to satisfy the stock ownership requirements described in (v) and (vi) above. These restrictions, however, may not ensure that we will be able to satisfy these stock ownership requirements. If we fail to satisfy these stock ownership requirements, we may fail to qualify as a REIT.

In addition, if a corporation elected to be a REIT subsequent to October 4, 1976, it must have as its taxable year the calendar year. We elected to be classified as a REIT prior to that date. Consequently, our taxable year ends September 30.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. For our tax years beginning January 1, 1998 and after, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements. We have complied with such requirements. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary generally will be disregarded for Federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to Federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a TRS under Section 856(l) of the Code. If one of our TRS owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS of ours. A TRS is subject to Federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a TRS can perform certain impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of Federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the TRS if the economic arrangements among us, our tenants and the TRS are not comparable to similar arrangements among unrelated parties. We currently have a TRS, MREIC Financial, Inc., and may establish additional TRSs in the future. To date, MREIC Financial, Inc. has not been engaged in significant activities.

Ownership of Partnership Interests

In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest are treated as our assets and items of income for purposes of applying the REIT requirements. Our proportionate share is generally determined, for these purposes, based upon our percentage interest in the partnership’s equity capital; however, for purposes of the 10% value-based asset test described below, the percentage interest also takes into account certain debt securities issued by the partnership and held by us. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even if we have no control, or only limited influence, over the partnership.

Income Tests

To maintain our qualification as a REIT, two separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property, dividends paid by other REITs, mortgages on real property (including “rents from real property,” gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively own 10% or more of such tenant, or a Related Party Tenant. We may, however, lease our properties to a TRS and rents received from that subsidiary generally will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in Section 856(d)(8) of the Code.

Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” This 15% test is based on relative fair market values of the real and personal property.

Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided, in the case of impermissible services that are customary, through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or, in the case of even non-customary impermissible services, through a TRS, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

In addition to being structured to satisfy the above listed conditions, our leases will be structured with the intent to qualify as true leases for Federal income tax purposes. If, however, our leases were recharacterized as service contracts, mortgages or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we, our applicable subsidiary or other lessor entity receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose our REIT status.

Distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such dividends will generally constitute qualifying income for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 75% and 95% gross income tests.

In certain circumstances, we may receive reimbursements for certain expenses that we have advanced. In general, we intend to structure any such reimbursements so that they constitute a nontaxable recovery of a previous advance and not gross income to us.

It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% gross income test, and interest on loans secured by real property qualifies under the 75% gross income test; provided, that in both cases the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% gross income test. We may acquire mortgage, mezzanine, bridge loans and other debt investments. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for Federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, under recently issued IRS guidance we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and any such modification will not be treated as a prohibited transaction.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. Prior to October 22, 2004, these relief provisions generally were available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attached a schedule of the nature and amount of our income to our Federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. Under current law, the relief provisions generally will be available with respect to a failure to meet such tests if our failure was due to reasonable cause and not due to willful neglect, and, following the REIT’s identification of the failure to meet either of the gross income tests, a description of each item of the REIT’s gross income is set forth in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “Taxation of the Company as a REIT,” even if these relief provisions were to apply, a tax would be imposed equal to the excess impermissible gross income multiplied by a fraction intended to reflect our profitability.

Other Rules Regarding Income

Prohibited Transaction Income.  Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. The amount of gain would include any gain realized by qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT since such income is disregarded for purposes of these tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. We intend to continue to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Foreclosure Property.  Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by us as a result of our having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by and secured by the property, (ii) for which the related loan or lease was acquired by us at a time when default was not imminent or anticipated, and (iii) for which we make a proper election to treat the property as foreclosure property. Property otherwise qualifying as foreclosure property has that status for the year of acquisition plus the three following years, unless such period is extended by the IRS. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test.

Hedging Transactions.  We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Under current law, income from “hedging transactions” will not constitute gross income for purposes of the 95% and 75% gross income tests. A “hedging transaction” means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. In addition, income from hedging transactions made primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would qualify under the 75% or 95% income tests (or any property which generates such income or gain) also will not constitute gross income for purposes of the 95% and 75% gross income tests. We must properly identify any such hedges in our books and records before the close of the day on which it was acquired, originated, or entered into and satisfy certain other identification requirements. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Cancellation of Indebtedness Income.  We may finance acquisitions of property by incurring debt. In the event that we (i) cannot satisfy the full amount of the debt, (ii) negotiate a modification of the terms of the debt with the lender, or (iii) buy back the debt at a discounted price, we may have to recognize cancellation of indebtedness, or COD, income. Under current law, COD income will not constitute gross income for purposes of the 75% and 95% gross income tests.

Cash/Income Differences/Phantom Income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectibility rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for Federal income tax purposes. Any payment of principal on such debt may have to be included in our income as interest income under the “market discount” rules as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

In addition, pursuant to our investment strategy, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and would hold the modified loan with a cost basis equal to its principal amount for Federal income tax purposes.

In addition, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements.”

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

1.	At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities, as such terms are defined in the Code. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, stock of other REITs and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.
2.	Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.
3.	Except for certain investments in REITs, TRSs and other securities in the 75% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.
4.	Except for certain investments in REITs, TRSs and other securities in the 75% asset class, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.
5.	Except for certain investments in REITs, TRSs and other securities in the 75% asset class, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below.
6.	Not more than 25% of our total assets may be represented by the securities of one or more TRSs. For taxable years beginning on or before July 30, 2008, not more than 20% of our total assets could be represented by the securities of TRSs.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

Securities, for purposes of the asset tests, may include debt we hold. However, the following types of arrangements generally will not be considered securities held by us for purposes of the 10% value test:

1.	straight debt securities of an issuer which meet the requirements of Section 856(m)(2) of the Code, discussed below;
2.	any loan to an individual or an estate;
3.	any Section 467 rental agreement, other than with certain related persons;
4.	any obligation to pay rents from real property as defined in Section 856(d)(1) of the Code;
5.	any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity;
6.	any security issued by a REIT; or
7.	any other arrangement as determined by the IRS.

Under Section 856(m)(2) of the Code, debt generally will constitute “straight debt” if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (i) which is not convertible, directly or indirectly, into stock and (ii) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors. However, a security may satisfy the definition of “straight debt” even though the time of payment of interest or principal thereunder is subject to a contingency, if: (a) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity, or (b) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of “straight debt” even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Certain “look-through” rules apply in determining a REIT partner’s share of partnership securities for purposes of the 10% value test. Under such rules, a REIT’s interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. In addition, the REIT’s interest in the partnership assets is the REIT’s proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership.

Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT’s interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from the sources that are qualifying income for the 75% gross income test applicable to REITs.

Certain corporate or partnership securities that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled TRSs, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than 1% of the issuer’s outstanding securities.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a TRS, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the debt safe harbors with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests arises immediately after, and is wholly or partly the result of, the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

A REIT, however, will not lose its REIT status for failing to satisfy the requirements of the 5% and 10% tests if such failure is due to the ownership of assets the total value of which does not exceed the lesser of: (i) 1% of the total value of the REIT’s assets at the end of the quarter for which such measurement is done or (ii) $10 million. However, the REIT must either: (x) dispose of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the IRS), or (y) otherwise meet the requirements of those rules by the end of such time period.

In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the IRS in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the IRS) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the date when the REIT disposes of such assets or the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.

Also, if a REIT fails to satisfy requirements other than the income or asset tests, the REIT will not lose its qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect and the REIT pays a penalty of $50,000 for each such failure.

Annual Distribution Requirements

We, in order to maintain our qualification as a REIT, must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions (or deemed distributions) in any year are less than the sum of:

•	85% of our ordinary income for that year;
•	95% of our capital gain net earnings for that year; and
•	100% of our undistributed taxable income from prior years.

We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing or pay distributions in the form of taxable stock dividends to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction and non-corporate taxpayers will be taxed (for the periods after 2002 and before 2013) at the same Federal income tax rates as capital gains are subject to tax for Federal income tax purposes. Unless entitled to relief under specific statutory relief provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Stockholders

Federal Income Tax Considerations for Holders of the Series B Preferred Stock

The following summary describes the principal Federal income tax consequences to you of purchasing, owning and disposing of the Series B Preferred Stock. This summary assumes you will hold shares of the Series B Preferred Stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the Federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;
•	insurance companies;
•	tax-exempt organizations;
•	“S” corporations;
•	traders in securities that elect to mark to market;
•	partnerships, pass-through entities and persons holding the Series B Preferred Stock through a partnership or other pass-through entity;
•	stockholders subject to the alternative minimum tax;
•	regulated investment companies and REITs;
•	non-U.S. governments and international organizations;
•	non-U.S. stockholders that are passive foreign investment companies or controlled foreign corporations;
•	broker-dealers or dealers in securities or currencies;
•	U.S. expatriates;

•	persons holding the Series B Preferred Stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; or
•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar.

If you are considering purchasing the Series B Preferred Stock, you should consult your tax advisors concerning the application of Federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of the Series B Preferred Stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of the Series B Preferred Stock who, for Federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;
•	a corporation, including an entity treated as a corporation for Federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;
•	an estate the income of which is subject to Federal income taxation regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If you hold shares of the Series B Preferred Stock and are not a U.S. stockholder or an entity taxed as a partnership for Federal income tax purposes, you are a “non-U.S. stockholder.”

If a partnership or other entity treated as a partnership for Federal income tax purposes holds shares of the Series B Preferred Stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares of the Series B Preferred Stock are encouraged to consult their tax advisors.

Taxation of Taxable U.S. Stockholders

Distributions Generally.  Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax discussed below, will be taxable to our taxable U.S. stockholders as dividend income when actually or constructively received. See “— Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations or, except to the extent provided in “— Tax Rates” below, the preferential rates on qualified dividend income applicable to U.S. stockholders taxed at individual rates. For purposes of determining whether distributions to holders of Series B Preferred Stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on the Series B Preferred Stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder. This treatment will reduce the U.S. stockholder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends.  Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of the Series B Preferred Stock in proportion to the amount that our total dividends, as determined for Federal income tax purposes, paid or made available to the holders of the Series B Preferred Stock for the year bears to the total dividends, as determined for Federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

Retention of Net Capital Gains.  We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for Federal income tax purposes) would be adjusted accordingly, and a U.S. stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;
•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s income as long-term capital gain;
•	receive a credit or refund for the amount of tax deemed paid by it;
•	increase the adjusted basis of its Series B Preferred Stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and
•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations.  Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “— Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amounts. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of the Series B Preferred Stock.  Except as described below under “— Redemption of Series B Preferred Stock,” if a U.S. stockholder sells or disposes of shares of Series B Preferred Stock, it will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the holder has held such Series B Preferred Stock for more than one year. However, if a U.S. stockholder recognizes a loss upon the sale or other disposition of Series B Preferred Stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

Redemption of Series B Preferred Stock.  A redemption of shares of Series B Preferred Stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits as described under “— Distributions Generally”) unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. A redemption of shares of Series B Preferred Stock generally will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. stockholder;
•	results in a “complete termination” of the U.S. stockholder’s stock interest in us; or
•	is “not essentially equivalent to a dividend” with respect to the U.S. stockholder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, shares of stock, including common stock and other equity interests in us, considered to be owned by the U.S. stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our stock actually owned by the U.S. stockholder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders are advised to consult their tax advisors to determine such tax treatment.

If a redemption of shares of the Series B Preferred Stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally.” A U.S. stockholder’s adjusted tax basis in the redeemed shares of the Series B Preferred Stock will be transferred to the U.S. shareholder’s remaining shares of our stock, if any. If the U.S. stockholder owns no other shares of our stock, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely. Recently proposed Treasury Regulations, if enacted in their current form, would affect the basis recovery rules described above. It is not clear whether these proposed regulations will be enacted in their current form or at all. Prospective investors should consult their tax advisors regarding the Federal income tax consequences of a redemption of the Series B Preferred Stock.

If a redemption of shares of Series B Preferred Stock is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “— Dispositions of The Series B Preferred Stock.”

Conversion of The Series B Preferred Stock.  Except as provided below, (i) a U.S. stockholder generally will not recognize gain or loss upon the conversion of Series B Preferred Stock into our common stock, and (ii) a stockholder’s basis and holding period in our common stock received upon conversion generally will be the same as those of the converted Series B Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any of our common stock received in a conversion that is attributable to accumulated and unpaid dividends on the converted Series B Preferred Stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held the Series B Preferred Stock for more than one year at the time of conversion. Stockholders are urged to consult with their tax advisors regarding the Federal income tax consequences of any transaction by which such holder exchanges shares received on a conversion of the Series B Preferred Stock for cash or other property.

In addition, if a stockholder receives the Alternative Form Consideration (in lieu of shares of our common stock) in connection with the conversion of the stockholder’s shares of the Series B Preferred Stock, the tax treatment of the receipt of any such other consideration will depend on a number of factors, including the nature of the consideration and the structure of the transaction that gives rise to the Delisting Event or Change of Control, and it may be a taxable exchange. Stockholders converting their shares of the Series B Preferred Stock should consult their tax advisors regarding the Federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon such conversion.

Tax Rates.  For tax years before 2013, the maximum tax rate for taxpayers taxed at individual rates for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” The currently applicable provisions of the Federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2012, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. Absent congressional action, the tax rates for U.S. individual stockholders recognizing long-term capital gains and qualified dividends are scheduled to increase beginning January 1, 2013 from 15% to 20%, in the case of long-term capital gains, and from 15% to 39.6%, in the case of qualified dividends. At this time, we have no knowledge as to whether or not there will be Congressional action to prevent the tax rate increases described above. U.S. stockholders are urged to consult to their tax advisors concerning the potential impact, if any, of potential tax rate increases on their ownership and disposition of the Series B Preferred Stock.

Medicare Tax on Unearned Income.  Recently enacted healthcare legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Series B Preferred Stock.

Recent Legislation Relating to Foreign Accounts.  Under recently enacted legislation and IRS guidance, U.S. stockholders that hold the Series B Preferred Stock through foreign accounts or intermediaries will be subject to U.S. withholding tax at a rate of 30% on dividends paid after December 31, 2013 and proceeds of sale of the Series B Preferred Stock paid after December 31, 2014 if certain disclosure requirements relates to U.S. accounts are not satisfied. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Series B Preferred Stock. See “— Taxation of Non-U.S. Stockholders — Recent Legislation Relating to Foreign Accounts.”

Information Reporting and Backup Withholding.  We are required to report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s Federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our shares generally should not be unrelated business taxable income, or UBTI, to a tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from Federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our common stock is (and, we anticipate, will continue to be) publicly traded and we anticipate that the Series B Preferred Stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing Federal income taxation of the purchase, ownership and disposition of the Series B Preferred Stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of Federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of Federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of the Series B Preferred Stock, including any reporting requirements.

Distributions Generally.  Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of U.S. real property interests, or USRPI, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of Federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business will generally not be subject to withholding but will be subject to Federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to Federal income tax. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting Federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold Federal income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

1.	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or
2.	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s Series B Preferred Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the non-U.S. stockholder’s adjusted basis in such Series B Preferred Stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests.   Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to Federal income taxation, unless:

1.	the investment in the Series B Preferred Stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or
2.	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of USRPI whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. stockholders would generally be taxed at the same rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax. We also will be required to withhold and to remit to the IRS 35% (or at a lower rate as provided for in Treasury Regulations, which to date have not been issued) of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of any distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder’s Federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded” on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will generally be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends.

Retention of Net Capital Gains.  Although the law is not clear on the matter, it appears that amounts designated by us as retained net capital gains in respect of the Series B Preferred Stock held by stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their Federal income tax liability resulting from their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual Federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. stockholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of the Series B Preferred Stock.  Except as described below under “— Redemption of the Series B Preferred Stock,” gain recognized by a non-U.S. stockholder upon the sale, exchange or other taxable disposition of the Series B Preferred Stock generally will not be subject to Federal income taxation unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation,” or USRPHC, will constitute a USRPI. We expect that we will continue to be a USRPHC. The Series B Preferred Stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock is (and, we anticipate, will continue to be) publicly traded and we anticipate that the Series B Preferred Stock will be publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of the Series B Preferred Stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in the Series B Preferred Stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of the Series B Preferred Stock (subject to the 5% exception applicable to “regularly traded” stock described below), a non-U.S. stockholder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. stockholder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1).

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. stockholder sells the Series B Preferred Stock, gain arising from the sale or other taxable disposition by a non-U.S. stockholder of such stock would not be subject to Federal income taxation under FIRPTA as a sale of a USRPI if:

1.	such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as the NYSE; and
2.	such non-U.S. stockholder owned, actually and constructively, 5% or less of such class of our stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale, exchange or other taxable disposition of the Series B Preferred Stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular Federal income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of the Series B Preferred Stock were subject to taxation under FIRPTA, and if shares of the Series B Preferred Stock were not “regularly traded” on an established securities market, the purchaser of such Series B Preferred Stock would generally be required to withhold and remit to the IRS 10% of the purchase price.

Redemption of the Series B Preferred Stock.  A redemption of shares of the Series B Preferred Stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. See “— Taxation of Taxable U.S. Stockholders — Redemption of the Series B Preferred Stock.” If a redemption of shares of the Series B Preferred Stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “— Taxation of Non-U.S. Stockholders — Distributions Generally.” If a redemption of shares of the Series B Preferred Stock is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “— Taxation of Non-U.S. Stockholders — Sale of the Series B Preferred Stock.”

Conversion of the Series B Preferred Stock.  Except as provided below, (i) a non-U.S. stockholder generally will not recognize gain or loss upon the conversion of Series B Preferred Stock into our common stock, and (ii) a non-U.S. stockholder’s basis and holding period in our common stock received upon conversion generally will be the same as those of the converted Series B Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any of our common stock received in a conversion that is attributable to accumulated and unpaid dividends on the converted Series B Preferred Stock will be treated as a distribution that is potentially taxable as a dividend. See “— Taxation of Non-U.S. Stockholders — Distributions Generally.” Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share in the manner described under “— Taxation of Non-U.S. Stockholders — Sale of the Series B Preferred Stock.” Non-U.S. stockholders are urged to consult with their tax advisors regarding the Federal income tax consequences of any transaction by which such holder exchanges shares received on a conversion of the Series B Preferred Stock for cash or other property.

In addition, if a non-U.S. stockholder receives the Alternative Form Consideration (in lieu of shares of our common stock) in connection with the conversion of the stockholder’s shares of the Series B Preferred Stock, the tax treatment of the receipt of any such other consideration will depend on a number of factors, including the nature of the consideration and the structure of the transaction that gives rise to the Delisting Event or Change of Control, and it may be a taxable exchange. Non-U.S. stockholders converting their shares of the Series B Preferred Stock should consult their tax advisors regarding the Federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon such conversion.

Information Reporting and Backup Withholding Tax.  Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a U.S. person.

Backup withholding is not an additional tax. Rather, the Federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

Recent Legislation Relating to Foreign Accounts.  Recently enacted legislation and IRS guidance may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders that own the shares through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, the Series B Preferred Stock paid to a foreign financial institution or to a foreign nonfinancial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. The legislation applies to dividend payments made after December 31, 2013 and proceeds of the sale of our stock paid after December 31, 2014. Prospective investors should consult their tax advisors regarding this legislation.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding Federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in the Series B Preferred Stock.

UNDERWRITING

BMO Capital Markets Corp. is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of the Series B Preferred Stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
BMO Capital Markets Corp.	1,000,000
Wunderlich Securities, Inc.	300,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	300,000
CSCA Capital Advisors, LLC	200,000
Crowell, Weedon and Co.	100,000
J.J.B. Hilliard, W.L. Lyons, LLC	100,000
Total	2,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the overallotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus. If all the shares are not sold at the public offering price set forth on the cover of this prospectus, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 300,000 additional shares at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering.

We have agreed that, for a period of 60 days from the date of this prospectus, we will not, without the prior written consent of BMO Capital Markets Corp., dispose of or hedge any shares of the Series B Preferred Stock or any securities convertible into or exchangeable for shares of the Series B Preferred Stock. BMO Capital Markets Corp., in its sole discretion, may release any of the securities subject to this lock-up agreement at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 60-day restricted period, and if the shares of Series B Preferred Stock are not “actively-traded securities” within the meaning of Rule 101(c)(1) of Regulation M under the Exchange Act, then we will announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period and the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We intend to apply to list the Series B Preferred Stock on the NYSE under the symbol “MNR-PRB.” If the application is approved, trading of the Series B Preferred Stock on the NYSE is expected to begin within 30 days after the date of initial issuance of the Series B Preferred Stock.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ overallotment option.

	Paid by Us
	No Exercise	Full Exercise
Per share	$0.7875	$0.7875
Total	$1,575,000	$1,811,250

We estimate that our portion of the total expenses of this offering, not including the underwriting discount, will be $324,839.50.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the overallotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.
•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ overallotment option.
•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ overallotment option.
•	Covering transactions involve purchases of shares either pursuant to the underwriters’ overallotment option or in the open market after the distribution has been completed in order to cover short positions.
•	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the overallotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option.
•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, to contribute to payments the underwriters may be required to make because of any of those liabilities and to reimburse the underwriters for certain expenses.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time-to-time for which they have received customary fees and reimbursement of expenses and may, from time-to-time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series B Preferred Stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Series B Preferred Stock. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect that delivery of the shares of Series B Preferred Stock will be made to investors on June 7, 2012, which will be the fifth business day following the date of this prospectus (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of Series B Preferred Stock prior to June 7, 2012 will be required, by virtue of the fact that the shares of Series B Preferred Stock initially settle in T+5, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the shares of Series B Preferred Stock who wish to trade shares of Series B Preferred Stock prior to their date of delivery hereunder should consult their advisors.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Venable LLP, Baltimore, Maryland. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus titled “Material United States Federal Income Tax Considerations” is based on the opinion of Venable LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements and schedule of Monmouth Real Estate Investment Corporation as of September 30, 2011 and 2010, and for each of the years in the three-year period ended September 30, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2011, included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, have been incorporated by reference herein in reliance upon the report of PKF O’Connor Davies, A Division of O’Connor Davies, LLP, our independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus (Commission File No. 333-181172) except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

1)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, filed with the SEC on December 12, 2011.
2)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 26, 2012 in connection with our Annual Meeting of Stockholders held on May 3, 2012.
3)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2011, filed with the SEC on February 8, 2012, and March 31, 2012, filed with the SEC on May 9, 2012.
4)	Our Current Reports on Form 8-K, filed with the SEC on December 5, 2011 (only with respect to Item 1.01, Item 8.01 and Exhibits 1.1, 5.1, 8.1, 10.1, 23.1 and 99.2), January 9, 2012, January 27, 2012, February 29, 2012, March 30, 2012, April 23, 2012 and May 4, 2012.
5)	All other reports filed (but not those that we furnish) with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereby will be deemed incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus or any previously filed document.

All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to us at:

Monmouth Real Estate Investment Corporation
Attention: Stockholder Relations
3499 Route 9 N, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728
mreic@mreic.com
(732) 577-9996

The documents may also be accessed at our website at www.mreic.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of the Series B Preferred Stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of Series B Preferred Stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and file periodic reports and proxy statements and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

2,000,000 Shares

7.875% Series B Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 Per Share)

BMO Capital Markets

Sole Book-Running Manager

Wunderlich Securities    •      BB&T Capital Markets

Co-Lead Managers

CSCA    •      Crowell, Weedon & Co.    •      J.J.B. Hilliard, W.L. Lyons, LLC

Co-Managers